Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

SPRING VALLEY ACQUISITION CORP. III,

GENERAL FUSION INC.,

and

1573562 B.C. Ltd.

Dated as of January 21, 2026

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Article 4 REPRESENTATIONS AND WARRANTIES OF SPAC and NewCo		68

4.01	Organization, Standing and Corporate Power	68
4.02	Corporate Authority; Approval; Non-Contravention; Government Approvals	68
4.03	Compliance with Laws	69
4.04	Employee Benefit Plans	69
4.05	Financial Ability; Trust Account	70
4.06	Taxes	71
4.07	Brokers	73
4.08	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	73
4.09	Business Activities; Absence of Changes	74
4.10	Litigation	76
4.11	No Outside Reliance	76
4.12	Capitalization	77
4.13	NASDAQ Stock Market Quotation	78
4.14	Affiliate Agreements	78
4.15	Anti-Bribery; Economic Sanctions	78
4.16	No Other Representations or Warranties	78

Article 5 CONDUCT OF BUSINESS		79

5.01	Conduct of Business by the Company	79
5.02	Conduct of Business by SPAC	83
5.03	Conduct of Business by NewCo	85
5.04	SPAC Continuation	85
5.05	Claims Against Trust Account	86

Article 6 ADDITIONAL AGREEMENTS		86

6.01	Registration Statement / Proxy Statement	86
6.02	Canadian Prospectus	88
6.03	SPAC Shareholders Meeting	90
6.04	Access to Information; Confidentiality	91
6.05	Exclusivity	92
6.06	SPAC Equity Incentive Plan	93
6.07	Directors’ and Officers’ Indemnification	93
6.08	Notification of Certain Matters	95
6.09	Further Action; Reasonable Best Efforts	96
6.10	Public Announcements	97
6.11	Stock Exchange Listing	97
6.12	Regulatory Approvals	97
6.13	Trust Account	98
6.14	Working Capital Loan	98
6.15	Certain Actions	99
6.16	Intended Tax Treatment	99
6.17	Delivery of Financial Statements	101
6.18	Post-Closing Directors and Officers	101
6.19	PIPE Financing	101
6.20	Public Filings	102
6.21	NewCo Shareholder Approvals	102
6.22	Transferred Information	103
6.23	Investment Canada Act	103

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Article 7 CONDITIONS TO THE TRANSACTIONS		104

7.01	Conditions to the Obligations of each Party	104
7.02	Conditions to the Obligations of SPAC and NewCo	105
7.03	Conditions to the Obligations of the Company	106
7.04	Frustration of Closing Conditions	108

Article 8 TERMINATION, AMENDMENT AND WAIVER		108

8.01	Termination	108
8.02	Effect of Termination	109
8.03	Expenses	109
8.04	Amendment	110
8.05	Waiver	110

Article 9 GENERAL PROVISIONS		111

9.01	Notices	111
9.02	Nonsurvival of Representations, Warranties and Covenants	112
9.03	Severability	112
9.04	Entire Agreement; Assignment	112
9.05	Parties in Interest	112
9.06	Governing Law	113
9.07	Waiver of Jury Trial	113
9.08	Headings	113
9.09	Counterparts	113
9.10	Specific Performance	113
9.11	No Recourse	114

EXHIBITS
Exhibit A Form of Lock-Up Agreement	A-1
Exhibit B Form of SPAC Closing Articles	B-1
Exhibit C Form of Plan of Arrangement	C-1
Exhibit D Form of Registration Rights Agreement	D-1

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SCHEDULES

Schedule A Company Knowledge Persons	SCH A-1
Schedule B SPAC Knowledge Persons	SCH B-1
Schedule C Key Company Securityholders	SCH C-1
Schedule D Expenses	SCH D-1

BUSINESS COMBINATION AGREEMENT, dated as of January 21, 2026 (this “Agreement”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), General Fusion Inc., a British Columbia limited company (the “Company”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	NewCo is a wholly owned direct Subsidiary of SPAC, newly formed solely for the purposes of engaging in the following Transactions.

B.	Prior to the Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall continue from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Business Corporations Act (British Columbia) (the “BCBCA”) (such transfer by way of continuation, including all matters necessary or ancillary in order to effect continuation, the “SPAC Continuation”).

C.	Concurrently with and as part of the SPAC Continuation, SPAC shall adopt articles in the form to be mutually agreed between the Company and SPAC (the “SPAC Continuation Articles”).

D.	On the Closing Date, prior to the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, (a) all of the then issued and outstanding Company Preferred Shares shall automatically convert into Company Class A Common Shares pursuant to the Company Articles (the “Company Preferred Conversion”), (b) the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares, (c) all of the then issued and outstanding simple agreements for future equity (each, a “SAFE”) of the Company shall convert into that number of Company Class A Common Shares pursuant to the terms of the SAFEs (the “Company SAFE Conversion”), (d) the PIPE Financing shall be consummated pursuant to the Subscription Agreements, (e) each then issued and outstanding SPAC Class B Common Share shall automatically convert, on a one-for-one basis, for a SPAC Class A Common Share pursuant to the SPAC Continuation Articles (the “SPAC Class B Conversion”), and (f) each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire that number of SPAC Class A Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”).

E.	On the Closing Date, following the SPAC Class B Conversion and the SPAC Warrant Conversion and in accordance with the terms and conditions of this Agreement, (a) NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”) except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, (b) the articles of the Amalgamated Company will be the articles in the form to be mutually agreed between the Company and SPAC (the “NewCo Closing Articles”), and (c) the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement.

F.	Pursuant to the Amalgamation:

a.	each then issued and outstanding Company Common Share (other than Company Class B Common Shares and other Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for (i) that number of SPAC Common Shares equal to the Exchange Ratio for SPAC Common Shares, and (ii) that number of SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to the applicable Exchange Ratio for SPAC Earnout Shares,

b.	each then issued and outstanding Company Class B Common Share (other than Company Class B Common Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchange for one (1) SPAC Common Share,

c.	each then issued and outstanding Company Convertible PIPE Preferred Share shall be exchanged for one (1) SPAC Convertible PIPE Preferred Share,

d.	each then issued and outstanding Company Warrant (other than Company PIPE Warrants) shall be exchanged for, collectively:

i.	a warrant to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

ii.	a warrant to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

iii.	a warrant to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

iv.	a warrant to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to:

v.	in the case of a SPAC Exchange Warrant to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Common Shares subject to the applicable Company Warrant, divided by (y) the Exchange Ratio for SPAC Common Shares, and

vi.	in the case of SPAC Exchange Warrant to acquire a class of SPAC Earnout Shares, US$0.01

(each, a “SPAC Exchange Warrant Exercise Price”);

e.	each then issued and outstanding Company PIPE Warrant shall be exchanged for a warrant (a “SPAC PIPE Warrant”) to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest cent) equal to US$12.00; and

f.	each then issued and outstanding Company Option shall be exchanged for, collectively:

i.	an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

ii.	an option to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

iii.	an option to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

iv.	an option to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares,

(collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to:

v.	in the case of a SPAC Exchange Option to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio for SPAC Common Shares, and

vi.	in the case of a SPAC Exchange Option to acquire SPAC Earnout Shares, US$0.01

(each, a “SPAC Exchange Option Exercise Price”), in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code).

G.	On the Closing Date, SPAC and certain holders of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation, shall enter into a lock-up agreement in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”).

H.	On the Closing Date, the Sponsor and the other parties to the SPAC IPO Letter Agreement shall enter into an amendment to the SPAC IPO Letter Agreement to change the lock-up period in such letter agreement to six (6) months.

I.	Concurrently with the Amalgamation, the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the individuals nominated by the Company prior to the Closing in accordance with the requirements of NASDAQ; provided that the Sponsor may designate one (1) director prior to the Closing to serve on the board of SPAC (the “Post-Closing Officers and Directors”).

J.	On the Closing Date, following the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, SPAC shall amend and restate its articles and adopt the amended and restated articles in substantially the form attached as Exhibit B hereto (the “SPAC Closing Articles”).

K.	On the Closing Date, following the Amalgamation and in accordance with the terms and conditions of this Agreement and the Plan of Arrangement, the SPAC Redemption shall be consummated pursuant to the SPAC Closing Articles.

L.	The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Company Preferred Conversion, the Company SAFE Conversion, and the Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (v) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement (a “GRA”) in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the BCBCA, and (ii) be governed by section 87 of the Canadian Tax Act (including, but not limited to, subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax Act) (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

M.	The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and are fair to the Company Shareholders and other security holders, (b) approved this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Transactions and declared their advisability and (c) resolved to recommend, among other things, that the Company Securityholders vote in favor of the Arrangement Resolution.

N.	The Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and declared their advisability and (c) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

O.	The Board of Directors of NewCo (the “NewCo Board”) has unanimously (a) determined that the Transactions are in the best interests of NewCo, (b) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions and declared their advisability and (c) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by SPAC, which is the sole shareholder of NewCo.

P.	Concurrently with the execution and delivery of this Agreement, SPAC, the Company and Key Company Securityholders are entering into an agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, each such Key Company Securityholder has agreed to support and vote in favor of the Arrangement Resolution.

Q.	Concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (a) SPAC has agreed to issue to Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares on the Closing Date in consideration for the surrender for cancellation by Sponsor of 1,000,000 Class B Common Shares of SPAC held by Sponsor, and (b) the Sponsor has agreed to (i) vote all of the SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 SPAC Class B Common Shares to certain investors (and in the amounts) set forth in the Sponsor Letter.

R.	Concurrently with the execution and delivery of this Agreement, the Company and SPAC are entering into subscription agreements with certain investors (the “PIPE Investors”), dated as of the date hereof (the “Subscription Agreements”), pursuant to which, among other things, such investors have agreed to purchase units of the Company at a purchase price of US$10.20 per unit, each such unit comprising one (1) Company Convertible PIPE Preferred Share, and one (1) Company PIPE Warrant exercisable for one (1) SPAC Common Share at the price of US$12.00 per share, in a private placement or placements to be consummated on the Closing Date, prior to the Amalgamation (the “PIPE Financing”).

S.	Concurrently with the Closing, SPAC, the Sponsor, and certain investors shall enter into a registration rights agreement in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”).

T.	The Parties intend to complete the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the SPAC Class B Conversion, the SPAC Warrant Conversion and the SPAC Redemption pursuant to the Plan of Arrangement.

U.	Prior to the consummation of the Transactions, SPAC shall, subject to obtaining the approval of a majority of the SPAC Shareholders, adopt the 2026 Long-Term Incentive Plan in a form to be mutually agreed between the Company and SPAC (the “SPAC Equity Incentive Plan”).

V.	SPAC shall be renamed to a name that is selected by the Company and shall trade publicly on the Nasdaq Capital Market under a new ticker symbol selected by the Company.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

Article 1
DEFINITIONS

1.01	Certain Definitions

For purposes of this Agreement:

“Action” has the meaning ascribed thereto in Section 3.09.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Allocation Schedule” has the meaning ascribed thereto in Section 2.08.

“Alternative Transaction” has the meaning ascribed thereto in Section 6.05.

“Amalgamated Company” has the meaning ascribed thereto in the Recitals.

“Amalgamation” has the meaning ascribed thereto in the Recitals.

“Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the Amalgamation.

“Amalgamation Effective Time” has the meaning ascribed thereto in Section 2.07(c)(vii).

“Ancillary Agreements” means the Plan of Arrangement, the Support Agreements, the Sponsor Letter, the Lock-Up Agreement, the Subscription Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), (ii) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada), (iii) the UK Bribery Act 2010 (“UKBA”), (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (vi) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws or any other type of legislation of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Antitrust Laws” has the meaning ascribed thereto in Section 6.12(a).

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Arrangement Resolution” means (i) the special resolution of the Company Securityholders in respect of the Arrangement to be considered at the Company Securityholders Meeting; and (ii) the special resolution of the SPAC Shareholders to be considered at the SPAC Shareholders Meeting, in each case in the form to be mutually agreed between the Company and SPAC.

“BCBCA” has the meaning ascribed thereto in the Recitals.

“BCSC” means the British Columbia Securities Commission.

“Blue Sky Laws” has the meaning ascribed thereto in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning ascribed thereto in Section 6.02.

“Business Data” means all business information and data, including Personal Information and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Vancouver in British Columbia, Canada (other than a Saturday, Sunday or public holiday in those cities).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of SPAC filed with the BCSC to become a “reporting issuer” (within the meaning of applicable Canadian securities Laws) in the Province of British Columbia.

“Cayman Companies Act” has the meaning ascribed thereto in the Recitals.

“Change in Recommendation” has the meaning ascribed thereto in Section 6.01.

“Claims” has the meaning ascribed thereto in Section 5.05.

“Closing” has the meaning ascribed thereto in Section 2.07(a).

“Closing Date” has the meaning ascribed thereto in Section 2.07(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the Preamble.

“Company A&R Articles” means the articles substantially in the form attached to the Plan of Arrangement as Schedule A.

“Company Articles” means the Articles of the Company dated August 6, 2025.

“Company Board” has the meaning ascribed thereto in the Recitals.

“Company Class A Common Shares” means the Class A Voting Common shares in the authorized share structure of the Company.

“Company Class A Preferred Shares” means the Series 1 Class A Preferred shares, the Series 2 Class A Preferred shares, the Series 3 Class A Preferred shares, the Series 4 Class A Preferred shares, the Series 5 Class A Preferred shares, the Series 6 Class A Preferred shares and the Series 7 Class A Preferred shares in the authorized share structure of the Company.

“Company Class B Common Shares” means the Class B Non-Voting Common shares in the authorized share structure of the Company.

“Company Class B Preferred Shares” means the Series 1 Class B Preferred shares, the Series 2 Class B Preferred shares and the Series 3 Class B Preferred shares in the authorized share structure of the Company.

“Company Common Shares” means, collectively, the Company Class A Common Shares and the Company Class B Common Shares.

“Company Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of the Company that are eligible to be converted into a SPAC Convertible PIPE Preferred Share pursuant to the Amalgamation.

“Company Disclosure Schedule” has the meaning ascribed thereto in Article 3.

“Company Dissent Rights” means the rights of dissent granted to the Company Shareholders described in the Plan of Arrangement.

“Company Financial Statements” has the meaning ascribed thereto in Section 3.07(b).

“Company Group Member” means the Company and each Company Subsidiary.

“Company Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“Company Information Circular” means the notice of the Company Securityholders Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement and the Interim Order.

“Company Interested Party Transaction” has the meaning ascribed thereto in Section 3.20(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there is, has been or will be a Company Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to the Company; (b) effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them.

“Company Options” means all options to purchase Company Class A Common Shares, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of Company Shares subject to Company Options and Company Warrants (except for Company PIPE Warrants), but not taking into account the Company Class B Shares or the Company Convertible PIPE Preferred Shares issued in connection with the PIPE Financing).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Permits” has the meaning ascribed thereto in Section 3.06.

“Company PIPE Warrants” means the Class A voting common share purchase warrants of the Company to be issued in connection with the PIPE Financing.

“Company Preferred Conversion” has the meaning ascribed thereto in the Recitals.

“Company Preferred Shares” means, collectively, the Company Class A Preferred Shares and the Company Class B Preferred Shares.

“Company Required Approval” means (i) the approval by not less than two-thirds (66⅔%) of the votes cast on the Arrangement Resolution by Company Shareholders, voting as a single, as-converted class, present in person or represented by proxy at the Company Securityholders Meeting, and (ii) the approval by not less than two-thirds (66⅔%) of the votes cast on the Arrangement Resolution by Company Securityholders, voting as a single, as-converted, as-exercised class, present in person or represented by proxy at the Company Securityholders Meeting, all in accordance with the organizational documents of the Company and applicable Laws.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders.

“Company Securityholders Meeting” means, if applicable, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders’ Agreement” means the eighth amended and restated Shareholders’ Agreement of the Company dated August 6, 2025.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stock Plan” means the amended and restated stock option plan dated November 19, 2024, as such may have been further amended, supplemented or modified from time to time.

“Company Subsidiary” means each Subsidiary of the Company, including General Fusion (UK) Limited, General Fusion Corp., General Fusion Technologies Inc. and 1410498 B.C. Ltd.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, without duplication, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of each of the Company and its respective Subsidiaries or any of their Affiliates, and any and all filing fees payable by the Company or any of its respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them.

“Company Warrants” means all warrants to purchase Company Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries or to which the Company or any Company Subsidiaries are otherwise bound.

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“Contracting Parties” has the meaning ascribed thereto in Section 9.11.

“control” (including the terms “controlling”, “controlled” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Supreme Court of British Columbia.

“Current Employee” means an employee of a Company Group Member.

“D&O Insurance” has the meaning ascribed thereto in Section 6.07(b).

“Data Security Requirements” has the meaning ascribed thereto in Section 3.13(l).

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of the SPAC’s initial public offering upon consummation of the Transactions.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, except for Statutory Plans.

“Enforceability Exceptions” has the meaning ascribed thereto in Section 3.04.

“Environmental Laws” means any applicable Laws relating to: (i) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances).

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.10(c).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the NSCA, the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Exchange Act” has the meaning ascribed thereto in Section 3.05(b).

“Exchange Ratio for SPAC Common Shares” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Transaction Value divided by $10, by (ii) the Company Outstanding Shares.

“Exchange Ratio for SPAC Earnout Shares” means (a) in respect of the SPAC Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares, (b) in a respect of the SPAC Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares, and (c) in respect of the SPAC Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Outstanding Shares.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fraud” means, with respect to a Party, an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement or any Ancillary Agreement or in any certificates to be delivered hereunder or thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GF US” has the meaning ascribed thereto in Section 6.16(c).

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada), (iii) a foreign public official as defined in UKBA, (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Governmental Authority” has the meaning ascribed thereto in Section 3.05(b).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GRA” has the meaning ascribed thereto in the Recitals.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable); (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses; (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (g) obligations under leases required to be capitalized under GAAP; (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements; (i) any unpaid dividends or distributions declared or payable to any Company Shareholder; (j) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP; (k) guarantees, make- whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses; and (l) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include any Taxes, any accounts payable to trade creditors in the ordinary course of business that are not past due or any accrued expenses arising in the ordinary course of business consistent with past practice.

“Insolvency Event” means, in relation to an entity:

(a)	the entity goes, or proposes to go, into bankruptcy or liquidation;

(b)	an order is made, or an effective resolution is passed, for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)	a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)	the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e)	a writ of execution is issued against the entity or any of the entity’s assets;

(f)	the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g)	the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

(h)	the entity makes a general assignment for the benefit of creditors;

(i)	the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)	the entity is declared or taken under applicable Law to be insolvent, or the entity’s board of directors resolve that it is, or is likely to, become insolvent; or

(k)	an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Insurance Policies” has the meaning ascribed thereto in Section 3.17(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data and all other data, databases and database rights, (v) internet domain name registrations, (vi) rights of privacy and publicity, (vii) all other intellectual property or proprietary rights of any kind or description, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from clauses (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Canadian Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Interim Financial Statements” has the meaning ascribed thereto in Section 3.07(b).

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Intervening Event” has the meaning ascribed thereto in Section 6.01.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Key Company Securityholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lead Safe Investors” means Woody Creek Capital Partners LLC and Madison Global Partners, LLC.

“Lease” has the meaning ascribed thereto in Section 3.12(b).

“Lease Documents” has the meaning ascribed thereto in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Agreement” has the meaning ascribed thereto in the Recitals.

“made available” means (i) with respect to documents made available to the SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to Representatives of SPAC (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Material Contracts” has the meaning ascribed thereto in Section 3.16(a).

“Maximum Annual Premium” has the meaning ascribed thereto in Section 6.07(b).

“NASDAQ” means The Nasdaq Stock Market LLC.

“NewCo” has the meaning ascribed thereto in the Preamble.

“NewCo Board” has the meaning ascribed thereto in the Recitals.

“NewCo Closing Articles” has the meaning ascribed thereto in the Recitals.

“NewCo Organizational Documents” means the incorporation and constitutional documents of NewCo.

“NewCo Shareholder Approval” means the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof.

“Non-U.S. Benefit Plan” has the meaning ascribed thereto in Section 3.10(a).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 9.11.

“NSCA” means the Nuclear Safety and Control Act (Canada) and the regulations made thereunder, including the General Nuclear Safety and Control Regulations.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the NSCA, the Canada Labour Code and the regulations thereto, including the Canada Occupational Health and Safety Regulations and Work Place Harassment and Violence Prevention Regulations.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice.

“Outside Date” has the meaning ascribed thereto in Section 8.01(b).

“Parties” has the meaning ascribed thereto in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Security Consideration” means, with respect to each Company Share, Company Convertible PIPE Preferred Share, Company Warrant and Company Option issued and outstanding immediately prior to the Amalgamation Effective Time, the right to receive:

(i)	in the case of each Company Share (other than Company Class B Common Shares), the number of SPAC Common Shares equal to the Exchange Ratio for SPAC Common Shares and the number of SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to the applicable Exchange Ratio for SPAC Earnout Shares,

(ii)	in the case of each Company Class B Common Share, one (1) SPAC Common Share,

(iii)	in the case of each Company Convertible PIPE Preferred Share, one (1) SPAC Convertible PIPE Preferred Share,

(iv)	in the case of each Company Warrant (other than Company PIPE Warrants), SPAC Exchange Warrants to acquire a number of:

(A)	SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)	SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)	SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares, each at the applicable SPAC Exchange Warrant Exercise Price,

(v)	in the case of each Company PIPE Warrant, one (1) SPAC PIPE Warrant, and

(vi)	in the case of each Company Option, SPAC Exchange Options to acquire a number of:

(A)	SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)	SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)	SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares, each at the applicable SPAC Exchange Option Exercise Price, upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and 409A of the Code).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Leased Real Property and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Leased Real Property, that are subject thereto, (vii) Liens identified in the Company Financial Statements or the SPAC Financial Statements, as applicable, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by privacy or data security Laws, and (iv) any information that is covered by PCI DSS.

“PIPE Financing” has the meaning ascribed thereto in the Recitals.

“PIPE Investors” has the meaning ascribed thereto in the Recitals.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached as Exhibit C hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 6.02.

“Plans” has the meaning ascribed thereto in Section 3.10(a).

“Post-Closing Officers and Directors” has the meaning ascribed thereto in the Recitals.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the NSCA, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products, services or technologies, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is contemplated to derive, revenue from the sale or provision thereof.

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in Section 53.4 of the SPAC Memorandum and Articles of Association, and after the SPAC Continuation and prior to the Amalgamation Effective Time, the equivalent redemption rights provided in the SPAC Continuation Articles.

“Redemption Shares” has the meaning ascribed thereto in Section 2.07(d).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” has the meaning ascribed thereto in the Recitals.

“Registration Statement / Proxy Statement” has the meaning ascribed thereto in Section 6.01(a).

“Representatives” has the meaning ascribed thereto in Section 6.04(a).

“SAFE” has the meaning ascribed thereto in the Recitals.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions Laws (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to non-proliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“SEC” has the meaning ascribed thereto in Section 2.02.

“Software” means all computer software (in any format, including object code, byte code or source code), and related system and user documentation.

“SPAC 5% Shareholder” has the meaning ascribed thereto in Section 6.16(d).

“SPAC Affiliate Agreement” has the meaning ascribed thereto in Section 4.14.

“SPAC Board” has the meaning ascribed thereto in the Recitals.

“SPAC Board Recommendation” has the meaning ascribed thereto in Section 6.02.

“SPAC Class A Common Shares” means, following the SPAC Continuation, SPAC’s Class A common shares.

“SPAC Class A Earnout Shares” means the Class A Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Class A Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class A ordinary shares.

“SPAC Class B Common Shares” means, following the SPAC Continuation, SPAC’s Class B common shares.

“SPAC Class B Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Class B Earnout Shares” means the Class B Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Class B Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class B ordinary shares.

“SPAC Class C Earnout Shares” means the Class C Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles.

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Common Shares” means, following the Amalgamation, Common shares in the capital of SPAC.

“SPAC Continuation” has the meaning ascribed thereto in the Recitals.

“SPAC Continuation Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Convertible PIPE Preferred Shares” means the convertible preferred shares in the capital of the SPAC.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Earnout Shares” means collectively the SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares.

“SPAC Equity Incentive Plan” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Option Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Options” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Warrant Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Warrants” has the meaning ascribed thereto in the Recitals.

“SPAC Financial Statements” means all of the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) of SPAC included in the SPAC SEC Reports.

“SPAC Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“SPAC Information” has the meaning ascribed thereto in Section 2.04(e).

“SPAC Insiders” means each insider and any other Person who may be a director, officer and/or member of the management team of SPAC.

“SPAC IPO Letter Agreement” means that certain letter agreement, dated September 3, 2025, by and among SPAC, Sponsor and the SPAC Insiders party thereto.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of SPAC and NewCo taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the timely performance by SPAC or NewCo of its respective obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to SPAC; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the SPAC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect; (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement; or (i) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights, except in the cases of clauses (a) through (d), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the SPAC’s amended and restated Memorandum and Articles of Association effective September 3, 2025, as may be amended from time to time in accordance with the terms of this Agreement.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation, the SPAC Continuation Articles and the Trust Agreement).

“SPAC PIPE Warrant” has the meaning ascribed thereto in the Recitals.

“SPAC Redemption” has the meaning ascribed thereto in Section 2.07(d).

“SPAC SEC Reports” has the meaning ascribed thereto in Section 4.08(a).

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation (including the SPAC Continuation Articles), the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66⅔%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any valid exercise by holders of SPAC Class A Common Shares of the Redemption Rights that has not been validly revoked.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Shareholders Meeting” has the meaning ascribed thereto in Section 6.02.

“SPAC Tail Policy” has the meaning ascribed thereto in Section 6.07(c).

“SPAC Transaction Expenses” means, except as otherwise set forth in this Agreement, without duplication, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees, in each case of SPAC and NewCo, including the Deferred Underwriting Fees, and any and all filing fees payable by the SPAC or NewCo or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 3, 2025 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrant Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company.

“Sponsor Letter” has the meaning ascribed thereto in the Recitals.

“Statutory Plans” means any statutory plans with which the Company Group Members are required to comply, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation.

“Subscription Agreements” has the meaning ascribed thereto in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Support Agreement” has the meaning ascribed thereto in the Recitals.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Incentive” has the meaning ascribed thereto in Section 3.14(q).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Terminating Company Breach” has the meaning ascribed thereto in Section 8.01(f).

“Terminating SPAC Breach” has the meaning ascribed thereto in Section 8.01(g).

“Trading Day” means any day on which SPAC Common Shares are actually traded on the principal securities exchange or securities market on which the SPAC Common Shares are then traded.

“Transaction Proposals” has the meaning ascribed thereto in Section 6.02.

“Transaction Value” means the pre-money equity rollover value of the Company in the aggregate amount of $600,000,000.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the SPAC Redemption, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning ascribed thereto in Section 4.05.

“Trust Agreement” has the meaning ascribed thereto in Section 4.05.

“Trustee” has the meaning ascribed thereto in Section 4.05.

“Updated Financial Statements” has the meaning ascribed thereto in Section 6.17.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Datasite, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02	Construction

(a)	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. All references to “$” or dollars refer to United States dollars.

(b)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)	Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Article 2
THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

2.01	The Arrangement

Upon the terms and subject to the conditions set forth in Article 7, following the SPAC Continuation, the Company, SPAC and NewCo shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.02	The Interim Order

No event later than five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the United States Securities and Exchange Commission (the “SEC”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Company Securityholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)	that the required level of approval for the Arrangement Resolution shall be the Company Required Approval;

(c)	confirmation of the record date for the purposes of determining the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting and that the record date for the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Securityholders Meeting, unless required by Law or with the written consent of SPAC;

(d)	that, in all other respects, the terms, restrictions and conditions of the Company Articles, including quorum requirements and all other matters, shall apply in respect of the Company Securityholders Meeting;

(e)	that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)	that the Company Securityholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Securityholders may join virtually;

(g)	that proxies in respect of the Company Required Approval may be delivered to the Company up to the deadline specified in the Company Information Circular, as may be waived in the Company’s discretion;

(h)	for the grant of the Company Dissent Rights as contemplated in the Plan of Arrangement;

(i)	for the class of Persons to whom notice is to be provided in respect of the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(j)	that the required level of approval for the Plan of Arrangement Proposal shall be the SPAC Shareholder Approval;

(k)	confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting and that the record date for the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the SPAC Shareholders Meeting, unless required by Law or with the written consent of the Company;

(l)	that, in all other respects, the terms, restrictions and conditions of the SPAC Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(m)	that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement or as otherwise agreed by the Company and SPAC, acting reasonably, without the need for additional approval of the Court;

(n)	that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;

(o)	that proxies in respect of the SPAC Shareholder Approval may be delivered to the SPAC up to the deadline specified in the information circular delivered by SPAC to the SPAC Shareholders, as may be waived in the Company’s discretion;

(p)	for the notice, service and standing requirements with respect to the presentation of the application to the Court for the Final Order; and

(q)	for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

2.03	The Company Securityholders Meeting

(a)	Subject to the terms of this Agreement, the Interim Order and the provision of the Company Information Circular, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Company Articles, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of the Company Securityholders Meeting, give notice to SPAC of the Company Securityholders Meeting and allow SPAC’s Representatives to attend the Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Securityholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Arrangement Resolution.

(b)	The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Shareholder of Company Dissent Rights received by the Company, and (iv) the right to review and comment on all communications sent to Company Securityholders in connection with the Company Securityholders Meeting.

(c)	Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC.

(d)	The Company shall not change the record date for the Company Shares entitled to vote at the Company Securityholders Meeting in connection with any adjournment or postponement of the Company Securityholders Meeting unless required by Law.

2.04	Company Information Circular

(a)	The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law.

(b)	The Company shall ensure that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC shall ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Securityholders Meeting, and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c)	The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and is fair to the Company Securityholders and (ii) recommended that the Company Securityholders vote in favor of the Arrangement Resolution.

(d)	The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Securityholders has entered into the Support Agreements pursuant to which, among other things, the Key Company Securityholders (i) will not transfer their Company Shares (other than certain permitted transfers), (ii) will vote their Company Shares in favor of the Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, the Company Dissent Rights.

(e)	SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Securityholders.

(f)	Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Securityholders as required by the Court or applicable Law.

2.05	The Final Order

The Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Securityholders Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval.

2.06	Court Proceedings

(a)	In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC and SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and consider in good faith any reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any response to petition, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Per Security Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)	Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company, on a timely basis, any information reasonably required or requested to be supplied by SPAC in connection therewith.

2.07	Transactions

(a)	As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)	Not later than one Business Day prior to the Closing Date, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.

(c)	On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:

(i)	the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(ii)	Company SAFE Conversion;

(iii)	the Company Preferred Conversion;

(iv)	the PIPE Financing;

(v)	the SPAC Class B Conversion;

(vi)	the SPAC Warrant Conversion;

(vii)	the Amalgamation, including the adoption of the NewCo Closing Articles and the new SPAC Closing Articles (the occurrence of such event, being the “Amalgamation Effective Time”); and

(viii)	SPAC and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement.

(d)	On the Closing Date, following the Amalgamation Effective Time, pursuant to the SPAC Continuation Articles and in accordance with the Plan of Arrangement, each SPAC Class A Common Share issued and outstanding immediately prior to the Amalgamation Effective Time with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Amalgamation Effective Time, SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(e)	On the Closing Date, at the Amalgamation Effective Time, each officer and director of SPAC immediately prior to the Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

(f)	On the Closing Date, SPAC shall be renamed to a name selected by the Company.

(g)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NASDAQ.

2.08	Allocation Schedule

(a)	At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each holder of Company Outstanding Shares and Company Class B Common Shares (the “Allocation Schedule”): (i) the name and address of record of such holder; (ii) whether such holder is a current or former employee of the Company or any of its Affiliates; and (iii) the total number of Company Outstanding Shares and Company Class B Common Shares held by such holder as of immediately prior to the Amalgamation Effective Time (including the total number of Company Outstanding Shares subject to Company Warrants and vested Company Options as of immediately prior to the Amalgamation Effective Time). SPAC shall be entitled to rely fully on the Allocation Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and neither SPAC nor any of its Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the Allocation Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares and Company Class B Common Shares pursuant to this Article 2 and the Plan of Arrangement based on the Allocation Schedule (including with respect to any claim that the Allocation Schedule or such other written instruction is incomplete or inaccurate).

(b)	SPAC may elect to appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares and any Company Shares held in book-entry form on the share transfer books of the Company immediately prior to the Closing, for the applicable consideration set forth herein and in the Plan of Arrangement.

(c)	To the extent SPAC elects to appoint an Exchange Agent: (i) the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Shareholders to be used for the purpose of surrendering the Company Certificates and any other such Equity Interests in book-entry form for the applicable consideration hereunder; and (ii) SPAC shall deposit, or cause to be deposited, on the Closing Date for the benefit of such Persons and for exchange in accordance with this Section 2.08(c) through the Exchange Agent, evidence of SPAC Common Shares in book-entry form (and, if applicable, SPAC Exchange Warrants and SPAC PIPE Warrants) representing the portion of the consideration issuable hereunder and pursuant to the Plan of Arrangement to such holders.

2.09	Withholding

Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates, the Exchange Agent, and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such consideration, issuance or transfer under the Code, Canadian Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deductions on any amounts treated as compensation for services and any backup withholding, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to any such deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) upon the applicable recipient’s reasonable request, cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as a Withholding Agent reasonably determines and requests. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

2.10	Earnout Shares

(a)	Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), the VWAP (as defined in the SPAC Closing Articles) of SPAC Common Shares equals or exceeds the applicable price target set forth below (each, an “Earnout Target”) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then all of the issued and outstanding SPAC Earnout Shares shall automatically convert into SPAC Common Shares in accordance with the SPAC Closing Articles as follows:

(i)	if the VWAP equals or exceeds $15.00, SPAC Class A Earnout Shares shall automatically convert into SPAC Common Shares;

(ii)	if the VWAP equals or exceeds $20.00, SPAC Class B Earnout Shares shall automatically convert into SPAC Common Shares; and

(iii)	if the VWAP equals or exceeds $25.00, SPAC Class C Earnout Shares shall automatically convert into SPAC Common Shares.

(b)	If at any time during the Earnout Period there occurs any transaction resulting in a Deemed Liquidation Event (as defined in the SPAC Closing Articles), then the applicable Earnout Shares then outstanding shall automatically convert into SPAC Common Shares immediately prior to such Deemed Liquidation Event; provided that such conversion shall be effected only if the valuation of the SPAC Common Shares in such Deemed Liquidation Event is greater than or equal to the applicable Earnout Target and thereafter no additional Earnout Shares shall be converted under this Section 2.10(b).

(c)	If an Earnout Target is not satisfied during the Earnout Period, the right of the applicable Earnout Shares to convert pursuant to this Section 2.10 will terminate and no longer apply, and such Earnout Shares shall be redeemed by SPAC for the Redemption Price (as defined in the SPAC Closing Articles) and cancelled.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to each of SPAC and NewCo as follows:

3.01	Organization and Qualification; Subsidiaries

(a)	The Company is a company duly incorporated or organized, validly existing and in good standing under the Laws of British Columbia, Canada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually, or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)	Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.02	Organizational Documents

(a)	The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of amalgamation, the notice of articles and the articles of the Company. Such organizational documents are in full force and effect. The Company is not in material violation of any of its organizational documents. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)	The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.03	Capitalization

(a)	A true and complete list of all the Equity Interests (including Company Shares, Company Warrants and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and name of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), (v) whether or not the holder is an employee of the Company, and (vi) the number and class or series of Company Shares issuable upon exercise. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Articles and the Company Shareholders’ Agreement, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Stock Plan, the forms of agreement used thereunder, and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which the Company is a Party and the Company Articles. No Company Option granted to a United States of America taxpayer is subject to Section 409A of the Code (a “U.S. Option”), and each such U.S. Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(b)	A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. None of the Company and the Company Subsidiaries directly or indirectly owns, or has ever owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated association, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. No Company Group Member is a trustee of any trust.

(c)	Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement, the Plan of Arrangement and the Subscription Agreements, (i) there are no options, warrants, pre-emptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of or provide economic benefits based on, directly or indirectly, the value or price of any Equity Interests in the Company or any Company Subsidiary. Except for the Company Shareholders’ Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company.

(d)	There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)	Section 3.03(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

3.04	Authority Relative to this Agreement

The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Approval of the Arrangement Resolution, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Required Approval of the Arrangement Resolution). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and NewCo, constitutes a legal, valid and binding obligation of the Company against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Enforceability Exceptions”).

3.05	No Conflict; Required Filings and Consents

(a)	The execution and delivery of this Agreement by the Company, and the performance of the Transactions by the Company, does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b), will not (i) conflict with or violate the organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)	The execution and delivery of this Agreement by the Company does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), Canadian securities Laws and applicable Antitrust Laws, (B) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule, and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

3.06	Permits; Compliance

Except as set forth in Section 3.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is and since January 1, 2023 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, in conflict with or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except in each case for any such conflicts, defaults, breaches or violations that would not reasonably be expected to be material to the Company.

3.07	Company Financial Statements

(a)	Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2024 and December 31, 2023, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), and each of which are set forth as Section 3.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)	The Company has made available to SPAC true and complete copies of the unaudited consolidated financial statements of the Company as of December 31, 2024 and for the three and nine-month period ended September 30, 2025, and the related notes thereto (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Company Financial Statements”), which are set forth as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(c)	Except as and to the extent reflected or reserved for in the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2024 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) that will be paid off or discharged prior to or at the Closing, (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (v) such other liabilities and obligations which are not material to the Company.

(d)	Since January 1, 2023, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary in its capacity as such, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

3.08	Absence of Certain Changes or Events

Since December 31, 2024 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect.

3.09	Absence of Litigation

Except as set forth in Section 3.09 of the Company Disclosure Schedule, to the knowledge of the Company, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10	Employee Benefit Plans

(a)	Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 3.10(a) of the Company Disclosure Schedules each Plan that is maintained, sponsored, or contributed to, or required to be contributed to, by each Company Group Member primarily for the benefit of current or former employees outside of the United States of America (a “Non-U.S. Benefit Plan”).

(b)	With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding or administrative or investment services agreement and all amendments thereto, (ii) copies of the most recent summary plan description or plan booklet and any summaries of material modifications, (iii) a copy of the three (3) most recent annual reports or annual information returns (as applicable) and accompanying schedules filed with the relevant Governmental Authority, (iv) copies of the most recently received determination, opinion or advisory letter from the relevant Governmental Authority regarding the tax qualified or registered status of each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), (v) a copy of the most recent financial or asset statement or statement of premium cost for such Plan, (vi) a copy of the most recent actuarial report, (vii) the nondiscrimination and compliance testing results for the three (3) most recent plan years, and (viii) any material non-routine correspondence to or from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)	None of the Plans is or was within the past six (6) years, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. None of the Non-U.S. Benefit Plans is or was within the past three (3) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retirement compensation arrangement” as defined as subsection 248(1) of the Canadian Tax Act, except to the extent that one-time lump-sum retiring allowances have been negotiated with individual employees in connection with the termination of their employment, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)	Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by each Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code. No Company Group Member has any obligation to gross-up, make-whole or otherwise compensate an individual for any taxes that could be incurred under Section 280G, Section 4999, Section 409A or Section 105(h) of the Code.

(e)	None of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical insurance to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national law.

(f)	Each Plan is and has been within the past three (3) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Except for any such Actions that would not have or would not reasonably be expected to result in a material liability to any Company Group Member, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan, and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)	All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the Company Financial Statements, except as would not result in material liability to any Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan. All Non-U.S. Benefit Plans that are required or intended to be funded and/or book-reserved are so funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(h)	All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries, and all such data is complete and correct in all material respects and is in a form that is sufficient for the proper administration of each Plan.

(i)	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Company Group Members has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

3.11	Labor and Employment Matters

(a)	Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, as of the Closing and during all times during the three (3)-year period immediately prior thereto, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the Closing has been or will have been paid in full (or accrued in full in the Company Financial Statements) in all material respects. The Company has not paid, nor will it be required to pay, any severance, retention bonus, change of control or other payment to any employee or independent contractor of the Company or any Company Subsidiary as a result of the Transactions.

(b)	No employee of any Company Group Member is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with a Company Group Member, and no Company Group Member is or has ever been a party to, subject to or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against any Company Group Member with respect to any employees of any Company Group Member or any other individuals who have provided services with respect to any Company Group Member. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to any Company Group Member and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any Company Group Member and any of their respective employees. No Company Group Member has been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of any Company Group Member, at any time within the three-year period immediately prior to this Agreement, except as would not be material to the Company.

(c)	Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no material Action pending or threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(d)	Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, since January 1, 2023, each Company Group Member is and has been in material compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company Group Members, and no Company Group Member is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)	Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(f)	No modern awards or enterprise agreements apply to any Current Employee.

(g)	No order has been made for the reinstatement of any Person formerly employed by a Company Group Member.

(h)	Each Current Employee is employed by a Company Group Member subject to a written Contract of employment which comprises the terms and conditions set out in:

(i)	the employment Contract in respect of that Current Employee made available to SPAC; or

(ii)	an applicable template employment Contract made available to SPAC without any material variations, and no Current Employee receives or is entitled to any payment, bonus or benefit that is not documented in such written Contract.

(i)	Each Person who provides services to the Company or any Company Subsidiary in the capacity as an independent contractor is subject to a written consulting or independent contractor Contract which comprises the terms and conditions set out in:

(i)	the consulting or independent contractor Contract in respect of that independent contractor made available to SPAC; or

(ii)	an applicable template consulting or independent contractor Contract made available to SPAC without any material variations,

and no such independent contractor receives or is entitled to any compensation that is not documented in such written Contract.

(j)	Each current and former employee and independent contractor of the Company or a Company Subsidiary has signed the form of confidentiality/inventions/non-competition agreement made available to SPAC or a substantially similar Contract or is subject to substantially similar obligations and covenants pursuant to the terms of their employment, consulting or independent contractor Contract with the Company or a Company Subsidiary.

(k)	No individual classified as an independent contractor by a Company Group Member is an employee of a Company Group Member. No Company Group Member contributes or has any obligation to contribute to any fund for a Non-U.S. Benefit Plan that is a defined benefit plan in respect of the Current Employees, and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(l)	No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedules.

(m)	There are no material overdue pension or superannuation-related contributions (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

3.12	Real Property; Title to Assets

(a)	The Company does not own, and has not owned, directly or indirectly, any legal or beneficial interest in any real property and, other than pursuant to the Leases set out in Section 3.12(b) of the Company Disclosure Schedule, is not a party to any Contract (including any option) to own freehold title to any real property or any interest in real property or any Contract for the lease to or from the Company or any Company Subsidiary of any real property interest not currently in possession of the Company.

(b)	Section 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith, and each amendment, modification, supplement, extension, renewal, subordination and non-disturbance agreement, and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected to be material to the Company. If required by Law to be registered, each applicable Lease has been registered. The applicable Company Group Member has not received: (1) any notice of termination, rescission, avoidance or repudiation of the Lease and, to the knowledge of the Company, no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Lease; (2) any notice requiring material work to be done or expenditure to be made on or in respect of any of the properties subject to a Lease; and (3) any notice from a Governmental Authority related to any of the properties subject to a Lease that will, or would be reasonably likely to, materially affect any Company Group Member’s use and enjoyment of the relevant property or give rise to any material liability for any Company Group Member. There are no current material disputes in connection with or arising out of the Lease involving a Company Group Member and, to the knowledge of the Company, no such disputes are pending or threatened.

(c)	There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used other than those that would not reasonably be expected to be material to the Company. The Leased Real Property, and the improvements thereon, are in compliance with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions except other than those that would not reasonably be expected to be material to the Company. Since January 1, 2023, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Company Subsidiary has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(d)	Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted. A Company Group Member is in possession of each of the Leased Real Property.

(e)	Neither the Company nor any Company Subsidiary has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (i) the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder; (ii) for any security interest in any Leased Real Property senior to the interest created by the applicable Lease, a commercially-reasonable non-disturbance agreement has been executed in favor of the Company and made available to SPAC; and (iii) no owner of any Leased Real Property is an Affiliate of the Company.

3.13	Intellectual Property

(a)	Section 3.13(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction); (ii) written Contracts currently in effect granting a right, license or other permission to use any Company-Licensed IP, including the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $75,000); and (iii) Software constituting Company-Owned IP that is either (A) incorporated into the current Products or (B) otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)	The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)	Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company-Owned IP, (ii) no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Company-Owned IP, and (iii) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(d)	The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce their respective Intellectual Property, including the secrecy of their trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person (including employees and third parties) other than on a need-to-know basis pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(e)	As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons. To the knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.13(e).

(f)	All Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written Contracts with the Company or one of the Company Subsidiaries, pursuant to which such Persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary and (ii) waived all of their moral rights therein, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. Except as set forth in Section 3.13(f) of the Company Disclosure Schedules, all forms of such Contracts have been made available to SPAC.

(g)	Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.13(a) of the Company Disclosure Schedule.

(h)	Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(i)	The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other Person any rights or licenses to or immunities under any of the Company-Owned IP.

(j)	To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products.

(k)	The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(l)	The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (D) PCI DSS and (E) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. There is no Disabling Device in any of the Product components. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(m)	The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

3.14	Taxes

(a)	All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown on any Tax Return) owed by the Company and each of the Company Subsidiaries have been timely paid in full to the appropriate Taxing Authority, other than any such Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b)	Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)	Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received outside the Ordinary Course prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)	Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise, in each case other than pursuant to a Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)	Neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any such person been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(f)	Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority in respect of Taxes, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)	Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(h)	No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority which has not been settled or otherwise resolved.

(i)	Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file Tax Returns.

(j)	There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k)	Within the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is subject to Tax in such jurisdiction.

(l)	To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(m)	Each of the Company and each Company Subsidiary is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(n)	Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(o)	The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(p)	Neither the Company nor any Company Subsidiary has received any requirement from any Governmental Authority pursuant to Section 224 of the Canadian Tax Act which remains unsatisfied in any respect.

(q)	None of Sections 15, 17, 67, 79, 80 to 80.04 of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act. Neither the Company nor any Company Subsidiary has made any material payments (and neither the Company nor any Company Subsidiary is obligated to make any material payments) that may not be deductible by virtue of Section 67 of the Canadian Tax Act.

(r)	The Company Shares are not “taxable Canadian property” within the meaning of the Canadian Tax Act.

(s)	Neither the Company nor any Company Subsidiary has entered into any “reportable transaction”, as defined in subsection 237.3(1) of the Canadian Tax Act, or any “notifiable transaction”, as defined in subsection 237.4(1) of the Canadian Tax Act.

(t)	For all transactions between the Company or any Company Subsidiary and any person who is not resident in Canada for purposes of the Canadian Tax Act with whom the Company or any Company Subsidiary was not dealing at arm’s length for purposes of the Canadian Tax Act, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act (or comparable provisions of any other applicable legislation).

(u)	Neither the Company nor any Company Subsidiary has applied for any subsidies to which it was not entitled under the Canada Emergency Wage Subsidy, Tourism and Hospitality Recovery Program, Hardest-Hit Business Recovery Program or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar COVID-19 relief measures enacted by any Governmental Authority.

(v)	Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(w)	The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(x)	None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(y)	None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

3.15	Environmental Matters

(a)	Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, any applicable Environmental Law.

(b)	None of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws.

(c)	None of the Company or any of the Company Subsidiaries is actually, potentially or, to the Company’s knowledge, allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(d)	Each of the Company and each Company Subsidiary is and has been in compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law.

(e)	Neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

3.16	Material Contracts

(a)	Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each Contract with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period;

(ii)	each Contract with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company, for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period;

(iii)	each Contract to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(iv)	each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(vi)	all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)	all Contracts evidencing Indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(viii)	all partnership, joint venture or similar agreements;

(ix)	all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(x)	all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(xi)	all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(xii)	all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xiii)	all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period;

(xiv)	all Lease Documents;

(xv)	all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.13(a) of the Company Disclosure Schedule;

(xvi)	all Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(xvii)	all Contracts that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)	all Contracts relating to a Company Interested Party Transaction;

(xix)	all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)	all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)	all Contracts for the development of Company-Owned IP for the benefit of the Company (other than Contracts of employment);

(xxii)	each Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party; and

(xxiii)	each Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party.

(b)	Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, and to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, and the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Company. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)	The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.17	Insurance

(a)	Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)	With respect to each such Insurance Policy, except as would not reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.18	Board Approval; Vote Required

The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. If the Company Required Approval in respect of the Arrangement Resolution is obtained, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. The Company Securityholders that are party to the Support Agreement constitute the Company Required Approval and the Company Preferred Shareholder Approval (as defined in the Company Disclosure Schedule).

3.19	Certain Business Practices

(a)	None of the Company or the Company Subsidiaries, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents, distributors or other third-party representatives, including but not limited to attorneys, accountants, consultants, or advisors, to the extent they act on behalf of the Company or any Company Subsidiary, is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries, or to the Company’s knowledge any of their respective directors, officers, or employees, any agents relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)	Neither the Company nor the Company Subsidiaries nor to the knowledge of the Company their respective officers, directors, employees, any agents, distributors, or other third-party representatives acting on behalf of the Company or any Company Subsidiary, have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (ii) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)	There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or their respective directors, officers, or employees relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company or any Company Subsidiary, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)	For the past five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)	For the past five (5) years prior to the date of this Agreement, the operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and Company Subsidiaries and their respective directors, officers, employees, shareholders, agents, consultants, independent contractors, representatives, and anyone acting on behalf of any of them have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)	No member of the Company or any Company Subsidiary is a Person that is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of the Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)	Except as set forth in Section 3.19(g) of the Company Disclosure Schedule, no director, officer, employee, agent, distributors, or representative of the Company or any Company Subsidiary is a Government Official.

3.20	Interested Party Transactions

(a)	Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.20(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2025, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)	Except for the Company Shareholders’ Agreement and as set forth in Section 3.20(b) of the Company Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

3.21	Exchange Act

Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

3.22	Brokers

Except as set forth on Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including engagement letters, between the Company and the Persons identified on Section 3.22 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

3.23	Sexual Harassment and Misconduct

No Company Group Member has entered into a settlement agreement with a current or former officer, director or employee of any Company Group Member resolving allegations of sexual harassment or other misconduct by an executive officer, director, employee or independent contractor of any Company Group Member, and (b) there are no, and since the formation of each Company Group Member, there have not been any Actions pending or, to the knowledge of the Company, threatened, against any Company Group Member, in each case, involving allegations of sexual harassment or other misconduct by an officer, director, employee or independent contractor of any Company Group Member. To the knowledge of the Company, since January 1, 2023, each Company Group Member has materially complied with all applicable Laws with respect to investigating any sexual harassment or other discrimination, harassment or retaliation allegations with respect to current or former employees.

3.24	Solvency

No Company Group Member is the subject of an Insolvency Event, and to the knowledge of the Company, there are no circumstances that justify a Company Group Member being the subject of an Insolvency Event.

3.25	Records

(a)	The records of each Company Group Member:

(i)	are in the possession or under the control of the Company Group Member;

(ii)	have been properly maintained in all material respects in accordance with all applicable Laws in Canada or any other jurisdiction in which a Company Group Member operates;

(iii)	do not contain any material inaccuracies; and

(iv)	include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in Canada or any other jurisdiction in which a Company Group Member operates.

(b)	No Company Group Member has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by Law to maintain.

(c)	Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by a Company Group Member has been duly delivered or made.

3.26	No Other Representations or Warranties; Exclusivity of Representations and Warranties

The representations and warranties made by the Company in this Article 3 are the exclusive representations and warranties made by the Company and its Affiliates. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Except as otherwise expressly provided in this Article 3 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article 4
REPRESENTATIONS AND WARRANTIES OF SPAC and NewCo

Except as set forth in the SPAC Disclosure Schedule (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or the SPAC SEC Reports filed or furnished by SPAC on or before the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements and (ii) any exhibits or documents appended thereto), each of SPAC and NewCo, jointly and severally, hereby represents and warrants to the Company as follows:

4.01	Organization, Standing and Corporate Power

(a)	Each of SPAC and NewCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. NewCo has no assets or operations other than those required to effect the Transactions contemplated hereby. SPAC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have a SPAC Material Adverse Effect.

(b)	NewCo is a corporation duly organized, validly existing and in good standing under the Law of the Province of British Columbia, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than NewCo, SPAC has no other Subsidiaries or any equity or other interests in any other Person. NewCo was formed solely for the purpose of effecting the Amalgamation. Since its date of incorporation, NewCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

(c)	SPAC has provided to the Company a true, complete and correct copy of the SPAC Organizational Documents and NewCo Organizational Documents, and there are no other Contracts which would amend, supplement or relate to the subject matters described in the SPAC Organizational Documents or the NewCo Organizational Documents.

4.02	Corporate Authority; Approval; Non-Contravention; Government Approvals

(a)	Each of SPAC and NewCo has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by SPAC and NewCo of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SPAC and NewCo, and no other corporate or other actions on the part of SPAC or NewCo are necessary to authorize the execution and delivery by SPAC or NewCo of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the SPAC Shareholder Approvals. This Agreement has been duly executed and delivered by SPAC and NewCo and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of SPAC and NewCo, enforceable against SPAC and NewCo in accordance with its terms (subject to the Enforceability Exceptions).

(b)	The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which SPAC and/or NewCo is a party, and the consummation of the Transactions, subject to receipt of the SPAC Shareholder Approvals (in the case of SPAC), do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the SPAC Organizational Documents or any organizational documents of NewCo or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, or the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of SPAC, NewCo or any of their Affiliates pursuant to, any Contract to which SPAC, NewCo or any of their Affiliates is a party or, assuming compliance with the matters referred to in Section 4.02(a) (solely with respect to performance of this Agreement and consummation of the Transactions), under any Law to which SPAC, NewCo or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of SPAC or NewCo to enter into, or perform its obligations under, this Agreement and consummate the Transactions.

(c)	No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SPAC or NewCo in connection with the execution and delivery by SPAC or NewCo of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) the filing with the BCSC of the Canadian Prospectus, or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have a SPAC Material Adverse Effect.

4.03	Compliance with Laws

SPAC and NewCo are, and since their respective dates of incorporation have been, operating in all material respects in a manner that is customary for businesses similar to SPAC and NewCo, and each of SPAC and NewCo is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either SPAC or NewCo from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

4.04	Employee Benefit Plans

Except as may be contemplated by the SPAC Equity Incentive Plan, neither SPAC nor NewCo maintains or contributes to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or NewCo, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC or NewCo to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.05	Financial Ability; Trust Account

(a)	As of the date hereof, there is at least $230,585,241 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 3, 2025, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of SPAC, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any SPAC Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the SPAC Organizational Documents. Amounts in the Trust Account are invested in accordance with the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account or redemptions paid to SPAC Shareholders, in each case, as permitted by the Trust Agreement). As of the Arrangement Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Arrangement Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Arrangement Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming Shareholder.

(b)	As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)	Except as set forth on Section 4.05(c) of the SPAC Disclosure Schedule, as of the date hereof, SPAC does not have, or have any present intention to enter into, any agreement, arrangement or understanding providing for any obligations with respect to or in connection with any Indebtedness.

4.06	Taxes

(a)	Each of SPAC and NewCo is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b)	Each of SPAC and NewCo has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of SPAC and NewCo has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)	Each of SPAC and NewCo, as applicable, has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(d)	No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against SPAC or NewCo that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)	There is no Tax audit, examination or other Action of SPAC or NewCo presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC or NewCo.

(f)	Neither SPAC nor NewCo is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or Contract (excluding any commercial Contract entered into in the Ordinary Course and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g)	SPAC and NewCo do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h)	SPAC and NewCo will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the Ordinary Course; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(i)	There are no Liens for Taxes on any assets of either SPAC or NewCo other than Permitted Liens.

(j)	No written claims have ever been made by any Taxing Authority in a jurisdiction where SPAC and NewCo do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k)	Neither SPAC nor NewCo has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l)	Neither SPAC nor NewCo is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(m)	Neither SPAC nor NewCo has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(n)	Neither SPAC nor NewCo has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

4.07	Brokers

No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.07 of the SPAC Disclosure Schedule (the fees and expenses of which will be paid by SPAC or NewCo pursuant to an engagement letter entered into therewith), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, NewCo or any of their Affiliates. SPAC has provided the Company with a true and complete copy of all Contracts, including engagement letters, between SPAC or Newco, on the one hand, and the Persons identified on Section 4.07 of the SPAC Disclosure Schedule, on the other hand, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.08	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act

(a)	SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since September 3, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SPAC Financial Statements included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)	SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to SPAC’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)	SPAC has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(d)	There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)	Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in SPAC’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or SPAC’s internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing.

(f)	SPAC does not have any past due liability relating to the PCAOB issuer accounting support fee.

(g)	To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.09	Business Activities; Absence of Changes

(a)	Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect on the ability of SPAC or NewCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)	Other than NewCo, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)	Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03), (ii) as set forth on Section 4.09(c) of the SPAC Disclosure Schedule and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not party to any Contract with any other Person that would require payments by SPAC in excess of $150,000 in the aggregate with respect thereto (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03) and Contracts set forth on Section 4.09(c) of the SPAC Disclosure Schedule).

(d)	There is no liability, debt or obligation against SPAC or NewCo, except for (i) liabilities and obligations reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2024 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and NewCo, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2024 in the ordinary course of the operation of business of the SPAC and NewCo (other than any such liabilities as are or would be, in the aggregate, material to SPAC and NewCo, taken as a whole), or (iii) disclosed in Section 4.09(d) of the SPAC Disclosure Schedule.

(e)	Since its organization, NewCo has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in NewCo’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon NewCo or to which NewCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NewCo or any acquisition of property by NewCo or the conduct of business by NewCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(f)	NewCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)	NewCo was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Amalgamation Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)	Since the date of SPAC’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the SPAC or NewCo that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a SPAC Material Adverse Effect, and since the date of their respective incorporation, through the date of this Agreement, SPAC and NewCo have not taken any action that would require the consent of the Company pursuant to Section 5.02 or 5.03 if such action had been taken after the date hereof.

4.10	Litigation

There are no material Actions pending or, to the knowledge of the SPAC, threatened against the SPAC or, to the knowledge of the SPAC, any director, officer or employee of the SPAC (in their capacity as such) and since the SPAC’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by SPAC against any other Person.

4.11	No Outside Reliance

Notwithstanding anything contained in this Article 4 or any other provision hereof, SPAC and its Affiliates acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4 or any certificate delivered in accordance with Section 7.02(f), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives)) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or any certificate delivered in accordance with Section 7.02(f). Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or any certificate delivered in accordance with Section 7.02(f), with all faults and without any other representation or warranty of any nature whatsoever.

4.12	Capitalization

(a)	As of the date hereof, the authorized capital stock of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001, of which (A) 23,000,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement and (B) 14,712,778 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to SPAC Warrants as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, par value $0.0001, of which 7,666,667 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of SPAC, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and, as applicable, SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract.

(b)	Except for this Agreement, the Subscription Agreements, the SPAC Warrants, the and SPAC Class B Ordinary Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Class A Ordinary Shares or any other equity interests of SPAC. Other than NewCo, SPAC does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c)	All of the issued and outstanding Equity Interests of NewCo are held by SPAC as of the date of this Agreement. All outstanding Equity Interests of NewCo are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

4.13	NASDAQ Stock Market Quotation

The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SVAC.” SPAC is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on NASDAQ. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

4.14	Affiliate Agreements

Except as set forth on Section 4.14 of the SPAC Disclosure Schedule, neither of the SPAC nor NewCo is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the SPAC or NewCo, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of SPAC, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

4.15	Anti-Bribery; Economic Sanctions

(a)	Since their respective dates of incorporation, SPAC and NewCo have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither SPAC nor NewCo, nor to the knowledge of the SPAC, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b)	Neither SPAC nor NewCo are Sanctioned Persons or located, organized, or ordinarily reside in a Sanctioned Country.

4.16	No Other Representations or Warranties

The representations and warranties made by SPAC and NewCo in this Article 4 are the exclusive representations and warranties made by SPAC, NewCo and their Affiliates. Except for the representations and warranties contained in this Article 4, neither SPAC nor NewCo, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SPAC or NewCo, to the accuracy or completeness of any information regarding SPAC or NewCo available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither SPAC nor NewCo, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to SPAC or NewCo or (b) any oral or, except for the representations and warranties expressly made by SPAC or NewCo in this Article 4, written information made available to the other parties hereto in the course of their evaluation of SPAC and NewCo and the negotiation of this Agreement or in the course of the Transactions. Each of SPAC and NewCo hereby acknowledge and agree with the statements and provisions set forth in Section 3.26.

Article 5
CONDUCT OF BUSINESS

5.01	Conduct of Business by the Company

(a)	The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)	conduct their business in the Ordinary Course; and

(ii)	use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Company Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)	Except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)	amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (B) any material assets of the Company or any Company Subsidiary;

(iv)	form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;

(vi)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii)	(A) acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(viii)	other than (x) in the Ordinary Course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any Plan in effect on the date hereof (or any Plan adopted or amended after the date hereof in accordance with this Agreement) or (z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any new employees, or (F) transfer or terminate the employment or engagement of any employee or independent contractor other than any such termination for cause;

(ix)	adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)	other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)	other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii)	materially amend, modify, extend, renew or terminate any of the Lease Documents or enter into any new Lease;

(xiv)	other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)	other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xvi)	enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)	voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix)	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xx)	waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xxi)	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.02	Conduct of Business by SPAC

(a)	Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and NewCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause NewCo not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)	amend or otherwise change the SPAC Organizational Documents or the NewCo Organizational Documents;

(ii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iii)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants or any Equity Interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;

(iv)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(v)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi)	incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(vii)	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)	other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or NewCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix)	merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or NewCo;

(x)	amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other SPAC Material Contract;

(xi)	hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xii)	other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC or any other Person;

(xiii)	enter into any new line of business outside of the business currently conducted by SPAC as of the date of this Agreement;

(xiv)	enter into, renew, modify or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider or any immediate family member thereof, or (C) any Person in which the Sponsor or any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other SPAC Affiliate Agreement;

(xv)	enter into, renew or amend in any material respect, any Contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission or any transaction or Contract relating to SPAC Transaction Expenses if such entry, renewal or amendment would result in additional SPAC Transaction Expenses;

(xvi)	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xvii)	waive, release, assign, settle or compromise any Action or threatened Action; or

(xviii)	enter into any Contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.03	Conduct of Business by NewCo

Between the date hereof and the Amalgamation Effective Time or the earlier termination of this Agreement, NewCo shall not engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

5.04	SPAC Continuation

(a)	Subject to obtaining the SPAC Shareholder Approval, prior to the Amalgamation, SPAC shall take all actions necessary to cause the SPAC Continuation to become effective in accordance with the applicable provisions of the BCBCA and the Cayman Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Cayman Companies Act in connection with the SPAC Continuation and the British Columbia Corporate Registrar, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands, and (c) obtaining a Certificate of Continuation issued pursuant to Section 303 of the BCBCA. The SPAC Continuation shall be effective upon obtaining the Certificate of Continuation issued pursuant to Section 303 of the BCBCA.

(b)	For the avoidance of doubt, any reference in this Agreement to SPAC Class A Common Shares or SPAC Class B Common Shares for periods prior to the SPAC Continuation will be deemed to refer to SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (respectively).

5.05	Claims Against Trust Account

The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC and/or NewCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, NewCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or NewCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, NewCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company or any of its Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action in the event SPAC prevails in such Action.

Article 6
ADDITIONAL AGREEMENTS

6.01	Registration Statement / Proxy Statement

(a)	As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with the SEC, a registration statement on Form F-4 in connection with (x) the registration under the Securities Act of the SPAC Common Shares to be issued under this Agreement and (y) the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below), the SPAC Equity Incentive Plan and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and the Company shall promptly furnish to each other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that neither SPAC or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law.

(b)	Unless required by the applicable Law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)	SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement / Proxy Statement. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)	The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC.

(e)	Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, no Party shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding any Tax consequences related to the Transactions to its equityholders. If either Party sends any material communication regarding the Transactions to its equityholders, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments) and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

6.02	Canadian Prospectus

(a)	As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with BCSC, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for SPAC to become a reporting issuer in the Province of British Columbia on or as soon as reasonably practicable after the Closing Date. Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws and regulations promulgated by the BCSC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the BCSC or its staff; and (iii) have the Canadian Prospectus receipted under the applicable Canadian securities Laws as promptly as reasonably practicable after it is filed with the BCSC. The Company shall allow SPAC and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by SPAC.

(b)	Unless required by the applicable Law, no filing of, or amendment or supplement to the Canadian Prospectus will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the BCSC for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the BCSC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the BCSC or the staff of the BCSC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the BCSC or the staff of the BCSC relating to the Canadian Prospectus will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the BCSC.

(c)	SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws, and (ii) the time the Canadian Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Canadian Prospectus, SPAC shall promptly inform the Company.

(d)	The Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws, and (ii) the time the Canadian Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Canadian Prospectus, the Company shall promptly inform SPAC.

6.03	SPAC Shareholders Meeting

SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the SPAC Continuation, including the SPAC Continuation Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the approval of the Arrangement Resolution) (the “Business Combination Proposal”), (C) approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), (D) approval of an amendment to the SPAC IPO Letter Agreement to change the lock-up period in such letter agreement to six (6) months, (E) the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if needed, such proposal will be put before any of the foregoing proposals) and (F) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (F), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation, if concluded in good faith, in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

6.04	Access to Information; Confidentiality

(a)	From the date of this Agreement until the Amalgamation Effective Time, the Company, SPAC and NewCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)	All information obtained by the Parties pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated September 24, 2025, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)	Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

6.05	Exclusivity

From the date of this Agreement and ending on the earlier of (a) the Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article 8, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.05. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (w) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Company Subsidiary, (x) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of the Company’s current contractual arrangements, including its Company Stock Plan, this Agreement or the Plan of Arrangement), (y) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of the Company’s or its Subsidiaries’ securities, and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing and (b) the termination of this Agreement pursuant to Article 8, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.05 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.05 by such Party. The Parties agree that this Section 6.05 shall supersede the exclusivity provisions included in that certain Letter of Intent entered into by and among SPAC and the Company dated November 6, 2025 in its entirety and such exclusivity provisions shall be terminated as of the date hereof.

6.06	SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt the SPAC Equity Incentive Plan, which shall be (i) a customary public company equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to fifteen percent (15%) of the SPAC Common Shares outstanding as of immediately following the Closing determined on a fully diluted basis (taking into account the number of SPAC Common Shares subject to SPAC Exchange Options, SPAC Exchange Warrants and SPAC PIPE Warrants). The SPAC Exchange Options issued pursuant to the Amalgamation shall be deemed to have been granted pursuant to the SPAC Equity Incentive Plan and shall reduce the number of SPAC Common Shares reserved for grant thereunder.

6.07	Directors’ and Officers’ Indemnification

(a)	Following the Closing, the organizational documents of SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers, employees of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, with respect to actions or omissions prior to the Closing, unless such modification shall be required by applicable Law. Following the Closing, the provisions of the organizational documents of the Amalgamated Company and any Company Subsidiaries relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers of the Company or such Company Subsidiary (“Company Indemnified Persons”), shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable than such provisions as set forth in the applicable company’s organizational documents as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, with respect to acts or omissions prior to the Closing, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, SPAC shall defend, indemnify and hold harmless each SPAC Indemnified Person and Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)	Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s D&O Insurance (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to the Company for coverage of the Company under such insurance policy or policies for the most recent policy year (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then the Company may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. SPAC shall maintain any such “tail” policy or policies in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)	Prior to or in connection with the Closing, SPAC shall purchase a six (6)-year prepaid “tail” policy (a “SPAC Tail Policy”) with respect to SPAC’s current D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies (true, correct and complete copies of which have been made available to the Company), except that in no event shall the SPAC pay or agree to a premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium attributable to SPAC’s current D&O Insurance for the current policy year.

(d)	Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)	On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC.

6.08	Notification of Certain Matters

(a)	The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 8), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (i) any of the conditions to the Closing have been satisfied or would fail to be satisfied; or (ii) any of the representations, warranties or covenants contained in this Agreement have been breached or not performed.

(b)	From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC and the Company shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Affiliates or Representatives (in their capacity as such). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.09	Further Action; Reasonable Best Efforts

(a)	Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)	Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Antitrust Laws or other applicable Laws or requested by a Governmental Authority pursuant to applicable Antitrust Laws or other applicable Laws) to effect promptly all necessary filings with any Governmental Authority, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party (and, in the case of SPAC, the Sponsor) that may be made and to obtain all necessary, proper or advisable actions or nonactions, permits, approvals, consents, waivers, exemptions, authorizations, qualifications, orders and approvals of, and the expiration or termination of waiting periods by, any Governmental Authority necessary to consummate the Transactions. Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, authorizations, approvals, requests, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding the foregoing, to the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 6.09 or otherwise under this Agreement is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise receive such information from its external counsel.

(c)	Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.09 conflicts with (or provides for a different efforts standard with respect to) any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

6.10	Public Announcements

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 8) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.10.

6.11	Stock Exchange Listing

From the date of this Agreement through the Amalgamation Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares to be tradable over, the Nasdaq Capital Market.

6.12	Regulatory Approvals

(a)	To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)	SPAC and the Company each shall, in connection with its efforts to obtain and expiration or termination of waiting periods for the Transactions under any Antitrust Law: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other Party to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, submissions, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company.

(c)	Neither the Company nor SPAC shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws.

6.13	Trust Account

At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

6.14	Working Capital Loan

In the event that SPAC obtains working capital loans from the Sponsor or an Affiliate to finance transaction costs related to the Transactions, up to $1,500,000 of such loans may be converted into warrants to purchase SPAC Common Shares for an exercise price of $0.90 per share, at the Sponsor’s option.

6.15	Certain Actions

(a)	Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.15(a)) commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.15(a), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

6.16	Intended Tax Treatment

(a)	This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Each of the Parties shall not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take any action, or fail to take any reasonable action, which action or failure would, or would reasonably be expected to, impede or prevent the Transactions from qualifying for the Intended Tax Treatment. The Parties agree to (and to cause each of their Subsidiaries to) reasonably cooperate to support the Intended Tax Treatment, to complete all procedural requirements and other Tax Returns and Tax filings required to support the Intended Tax Treatment, and (assuming the Parties’ compliance with the terms of this Agreement and assuming no action outside the control of any Party with respect to dissenters that would render any portion of the Intended Tax Treatment unavailable) to report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all of the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)	The Parties agree to (and to cause their Subsidiaries to) cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any opinion relating to the Tax consequences of the Transactions (including any such opinion referred to in next succeeding sentence), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equityholders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; and (ii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(c)	At or prior to the Closing, the Company shall deliver (or cause to be delivered) to SPAC a certification of General Fusion Corp., a Delaware corporation (“GF US”), prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of GF US, certifying that no interest in GF US is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (provided, that the only remedy for any failure to deliver the documentation described in this Section 6.15(c) shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.09).

(d)	The Parties acknowledge that any direct or indirect holder of Company Shares (including following the Company Preferred Conversion and the Company SAFE Conversion) who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Transactions (a “SPAC 5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a GRA. Upon the written request of any SPAC 5% Shareholder made following the Closing Date, SPAC shall use commercially reasonable efforts to (i) furnish to such SPAC 5% Shareholder such information as such SPAC 5% Shareholder reasonably requests in connection with such SPAC 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such SPAC 5% Shareholder with the information reasonably requested by such SPAC 5% Shareholder for purposes of such SPAC 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8(j)) or any other “gain recognition event” (within the meaning of Treasury Regulations Section 1.367(a)-8(b)(v)) under the terms of such SPAC 5% Shareholder’s GRA.

6.17	Delivery of Financial Statements

As soon as reasonably practicable following the date of this Agreement, and in any event by no later than February 12, 2026, the Company shall deliver to SPAC (i) the Company Financial Statements, and (ii) any other audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement in such form as required by the applicable rules and regulations of the SEC) (together with the Company Financial Statements, the “Updated Financial Statements”). Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company and the Company Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”). Upon delivery of any Updated Financial Statements or Additional Financial Statements, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Updated Financial Statements or Additional Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.17, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

6.18	Post-Closing Directors and Officers

All officers and directors of SPAC, in each case immediately prior to the Amalgamation Effective Time, shall execute written resignations effective as of the Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of SPAC.

6.19	PIPE Financing

(a)	From and after the date hereof, subject to and in accordance with applicable Law, SPAC and the Company shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, including through SPAC’s Representatives and the Company’s Representatives, all things necessary, proper or advisable, in consultation and cooperation with one another, to negotiate and enter into Subscription Agreements, on terms acceptable to the Company and SPAC.

(b)	SPAC and the Company shall take, or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, the Company or any of their Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the Subscription Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the Subscription Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to this Agreement, enforce their rights under the Subscription Agreements to cause the applicable investors to pay to (or as directed by) SPAC and the Company the purchase price thereunder when required in accordance with the terms of the Subscription Agreement.

(c)	Without limiting the generality of Section 6.08, SPAC shall give the Company and the Company shall give SPAC, as applicable, prompt written notice of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the investor counterparty to any Subscription Agreements known to SPAC or the Company, as applicable, (ii) the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreements or any provisions of any such agreements, and (iii) if SPAC or the Company does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner or from the persons contemplated by the applicable agreements.

6.20	Public Filings

From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.21	NewCo Shareholder Approvals

Promptly following the execution of this Agreement, SPAC shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

6.22	Transferred Information

(a)	Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions.

(b)	Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)	After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)	Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

6.23	Investment Canada Act

SPAC is either not a “non-Canadian” or is a “trade agreement investor” and not a “state-owned enterprise” within the meaning of the Investment Canada Act.

Article 7
CONDITIONS TO THE TRANSACTIONS

7.01	Conditions to the Obligations of each Party

The obligations of the Company, SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following conditions:

(a)	Company Required Approval. The Company Required Approval of the Arrangement Resolution shall have been obtained at the Company Securityholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Arrangement Resolution shall have been delivered to SPAC.

(b)	Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)	SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Organizational Documents and the rules and regulations of Nasdaq Capital Market.

(d)	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)	Regulatory Approvals. (i) All required filings and approvals under the NSCA shall have been completed and obtained; and (ii) all required filings under Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under Antitrust Laws shall have expired or been terminated.

(f)	Stock Exchange Listing. The SPAC Common Shares shall have been registered with the SEC on Form F-4 and accepted for listing on Nasdaq Capital Market (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(g)	Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h)	PIPE Financing. The Anchor PIPE Investor (as defined in the Company Disclosure Schedule) shall have funded the aggregate Subscription Amount (as defined in the Anchor PIPE Investor’s Subscription Agreement) for the Anchor PIPE Investor’s Company Convertible PIPE Preferred Shares in the Escrow Account (as defined in the Subscription Agreement) with release of such funds held in the Escrow Account to the Company conditioned only upon evidence that the conditions to closing in this Article 7 have been satisfied or waived in writing by the Person(s) with the authority to make such waiver.

(i)	Final Canadian Prospectus. The BCSC shall cleared the final Canadian Prospectus for filing in a manner acceptable to the Company and SPAC, acting reasonably.

7.02	Conditions to the Obligations of SPAC and NewCo

The obligations of SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Company in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i), Section 3.18 and Section 3.22 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Sections 3.03(a) and 3.03(c) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 3 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)	Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(c)	Ancillary Agreements. The Company shall have delivered to SPAC counterparts to each Ancillary Agreement to be entered into by the Company in connection with the Closing, duly executed by the Company together with a counterpart to the Lock-Up Agreement executed by each Key Company Securityholder.

(d)	Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

(e)	Pre-Closing Transactions. The Company Preferred Conversion and the Company SAFE Conversion shall have each been consummated in accordance with this Agreement and the Plan of Arrangement, as applicable.

(f)	Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) through Section 7.02(e).

7.03	Conditions to the Obligations of the Company

The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.12 (other than 4.12(a) and 4.12(b)), Section 4.02(a), Section 4.02(b)(i), and Section 4.07 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.12(a) and Section 4.12(b) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 4 shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)	Agreements and Covenants.

(i)	SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(i), a covenant of the SPAC shall only be deemed to have not been performed if the SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(ii)	NewCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of the NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(c)	Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

(d)	Officers and Directors. SPAC shall have delivered to the Company written resignations of each of the officers and directors of SPAC as of the Amalgamation Effective Time.

(e)	Ancillary Agreements. SPAC shall have delivered to the Company duly executed counterparts to each Ancillary Agreement to which SPAC or NewCo is a party, together with a counterpart to each of the other Ancillary Agreements to which the Sponsor, any SPAC Insider, or any Affiliate thereof or of SPAC is party, duly executed by such Person.

(f)	Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of NewCo, certifying as to the satisfaction of the conditions specified in Section 7.03(a).

7.04	Frustration of Closing Conditions

The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by SPAC’s or NewCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement.

Article 8
TERMINATION, AMENDMENT AND WAIVER

8.01	Termination

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)	by mutual written consent of SPAC and the Company;

(b)	by either SPAC or the Company if the Amalgamation Effective Time shall not have occurred prior to August 31, 2026 (the “Outside Date”); provided, however, that (i) the Outside Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Plan of Arrangement and (ii) this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 7 on or prior to the Outside Date;

(c)	by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)	by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting or any adjournment or postponement thereof in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of Nasdaq Capital Market;

(e)	by either SPAC or the Company if the Company Required Approval in respect of the Arrangement Resolution shall not have been obtained at the Company Securityholders Meeting or any adjournment or postponement thereof in accordance with the Interim Order and applicable Law;

(f)	by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC or NewCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)	by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or NewCo set forth in this Agreement, or if any representation or warranty of SPAC or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or NewCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or NewCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to the SPAC and the Outside Date; and

(h)	by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation.

8.02	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Article 9, and any corresponding definitions set forth in Article 1, (ii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party, or (iii) in the case of Fraud.

8.03	Expenses

(a)	Except as set forth in this Section 8.03 or as otherwise set forth in this Agreement (including Section 6.15), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants); provided that the payment of (i) any filing fees with SEC relating to the Form F-4, (ii) any fees in connection with any filings pursuant to the HSR Act, or (iii) any other filing fees paid to any regulatory authority, including NASDAQ, shall be paid by the Company. Assuming the Transactions are consummated, the aforementioned expenses will be paid from the capital of SPAC upon consummation of the Transactions.

(b)	The Parties acknowledge and agree that the advisory, banking and professional fees payable in connection with the Transactions shall be subject to the terms described in Schedule D.

8.04	Amendment

This Agreement may be amended in writing by the Parties at any time prior to the Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.05	Waiver

At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or NewCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or NewCo contained herein or in any document delivered by SPAC or NewCo pursuant hereto, and (iii) waive compliance with any agreement of SPAC or NewCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article 9
GENERAL PROVISIONS

9.01	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or NewCo:

Spring Valley Acquisition Corp. III
1675 - 2100 McKinney Avenue
Dallas, Texas 75201
Attention: Christopher Sorrells, Chairman and Chief Executive Officer
Email: chris.sorrells@sv-ac.com

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Alan Annex, Jason Simon and Adam Namoury
Email: alan.annex@gtlaw.com; jason.simon@gtlaw.com;

adam.namoury@gtlaw.com

and

Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower, 40 Temperance Street
Toronto, Ontario M5H 0B4
Attention: Jonathan Sherman, Micky Lungu
Email: jsherman@cassels.com, mlungu@cassels.com

if to the Company:

General Fusion Inc.
6020 Russ Baker Way
Richmond, British Columbia
Attention: Greg Twinney, Chief Executive Officer
Email: greg.twinney@generalfusion.com

with a copy to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Ben A. Stacke
Email: ben.stacke@faegredrinker.com

and

Fasken Marineau DuMoulin LLP
2900 – 550 Burrard Street
Vancouver, British Columbia V6C 0A3
Attention: Shahrooz Nabavi, Iain Mant
Email: snabavi@fasken.com, imant@fasken.com

9.02	Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article 9 and any corresponding definitions set forth in Article 1.

9.03	Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.04	Entire Agreement; Assignment

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

9.05	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.06	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Business Combination.

9.07	Waiver of Jury Trial

Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

9.08	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09	Counterparts

This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10	Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11	No Recourse

All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Non-Party Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP. III
By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

1573562 B.C. Ltd.
By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Director

[Signature Page to Business Combination Agreement]

GENERAL FUSION INC.
By:	/s/ Greg Twinney
Name:	Greg Twinney
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Lock-Up Agreement

[See Exhibit 10.4]

A-1

Exhibit B

Form of SPAC Closing Articles

[Attached]

B-1

Incorporation Number

Translation of Name (if any)

Effective as of	[•], 2026

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

OF

General Fusion INC.

Fasken Martineau DuMoulin LLP
Barristers & Solicitors
Canada

Page

Part 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Business Corporations Act Definitions Apply	1
1.3	Interpretation Act Applies	1
1.4	Conflict in Definitions	1
1.5	Conflict Between Articles and Legislation	1

Part 2 SHARES AND SHARE CERTIFICATES		2

2.1	Authorized Share Structure	2
2.2	Form of Share Certificate	2
2.3	Right to Share Certificate or Acknowledgement	2
2.4	Sending of Share Certificate	2
2.5	Replacement of Worn Out or Defaced Certificate	2
2.6	Replacement of Lost, Stolen or Destroyed Certificate	2
2.7	Splitting Share Certificates	2
2.8	Certificate Fee	2
2.9	Recognition of Trusts	2

Part 3 ISSUE OF SHARES		3

3.1	Directors Authorized to Issue Shares	3
3.2	Commissions and Discounts	3
3.3	Brokerage	3
3.4	Conditions of Issue	3
3.5	Warrants, Options and Rights	3
3.6	Fractional Shares	3

Part 4 SHARE REGISTERS		3

4.1	Central Securities Register	3
4.2	Branch Registers	3
4.3	Appointment of Agents	3
4.4	Closing Register	3

Part 5 SHARE TRANSFERS		4

5.1	Recording or Registering Transfer	4
5.2	Form of Instrument of Transfer	4
5.3	Transferor Remains Shareholder	4
5.4	Signing of Instrument of Transfer	4
5.5	Enquiry as to Title Not Required	4
5.6	Transfer Fee	4

Part 6 TRANSMISSION OF SHARES		4

6.1	Legal Personal Representative Recognized on Death	4
6.2	Rights of Legal Personal Representative	4

Part 7 PURCHASE OF SHARES		5

7.1	Company Authorized to Purchase Shares	5
7.2	Purchase When Insolvent	5
7.3	Sale and Voting of Purchased Shares	5

Part 8 BORROWING POWERS		5

FASKEN MARTINEAU DUMOULIN LLP

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8.1	Powers of Directors	5
8.2	Terms of Debt Instruments	5
8.3	Delegation by Directors	5

Part 9 ALTERATIONS		5

9.1	Alteration of Authorized Share Structure	5
9.2	Special Rights and Restrictions	6
9.3	Change of Name	6
9.4	Company Alterations	6

Part 10 MEETINGS OF SHAREHOLDERS		6

10.1	Annual General Meetings	6
10.2	Resolution Instead of Annual General Meeting	6
10.3	Calling of Shareholder Meetings	6
10.4	Location of Shareholder Meetings	6
10.5	Notice for Meetings of Shareholders	7
10.6	Record Date for Notice	7
10.7	Record Date for Voting	7
10.8	Failure to Give Notice and Waiver of Notice	7
10.9	Notice of Special Business at Meetings of Shareholders	7
10.10	Class Meetings and Series Meetings of Shareholders	7
10.11	Notice of Dissent Rights	7

Part 11 PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		8

11.1	Special Business	8
11.2	Special Resolution	8
11.3	Quorum	8
11.4	One Shareholder May Constitute Quorum	8
11.5	Meetings by Telephone or Other Communications Medium	8
11.6	Other Persons May Attend	8
11.7	Requirement of Quorum	8
11.8	Lack of Quorum	9
11.9	Lack of Quorum at Succeeding Meeting	9
11.10	Chair	9
11.11	Selection of Alternate Chair	9
11.12	Adjournments	9
11.13	Notice of Adjourned Meeting	9
11.14	Decisions by Show of Hands or Poll	9
11.15	Declaration of Result	9
11.16	Motion Need Not Be Seconded	9
11.17	Casting Vote	9
11.18	Manner of Taking a Poll	9
11.19	Demand for a Poll on Adjournment	10
11.20	Chair Must Resolve Dispute	10
11.21	Casting of Votes	10
11.22	No Demand for Poll	10
11.23	Demand for a Poll Not to Prevent Continuation of Meeting	10
11.24	Retention of Ballots and Proxies	10
11.25	Electronic Voting	10

Part 12 VOTES OF SHAREHOLDERS		10

12.1	Number of Votes by Shareholder or by Shares	10
12.2	Votes of Persons in Representative Capacity	10
12.3	Votes by Joint Shareholders	10

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12.4	Legal Personal Representatives as Joint Shareholders	11
12.5	Representative of a Corporate Shareholder	11
12.6	Proxy Provisions Do Not Apply to All Companies	11
12.7	Appointment of Proxy Holder	11
12.8	Alternate Proxy Holders	11
12.9	When Proxy Holder Need Not Be Shareholder	11
12.10	Deposit of Proxy	11
12.11	Validity of Proxy Vote	12
12.12	Form of Proxy	12
12.13	Revocation of Proxy	12
12.14	Revocation of Proxy Must Be Signed	12
12.15	Production of Evidence of Authority to Vote	12

Part 13 DIRECTORS		13

13.1	Number of Directors	13
13.2	Change in Number of Directors	13
13.3	Additional Directors	13
13.4	Directors’ Acts Valid Despite Vacancy	13
13.5	Qualifications of Directors	13
13.6	Remuneration of Directors	13
13.7	Reimbursement of Expenses of Directors	13
13.8	Special Remuneration for Directors	13
13.9	Gratuity, Pension or Allowance on Retirement of Director	13

Part 14 ELECTION AND REMOVAL OF DIRECTORS		14

14.1	Election at Annual General Meeting	14
14.2	Consent to be a Director	14
14.3	Failure to Elect or Appoint Directors	14
14.4	Places of Retiring Directors Not Filled	14
14.5	Directors May Fill Casual Vacancies	14
14.6	Remaining Directors Power to Act	14
14.7	Shareholders May Fill Vacancies	14
14.8	Ceasing to be a Director	15
14.9	Removal of Director by Shareholders	15
14.10	Removal of Director by Directors	15

Part 15 ADVANCE NOTICE REQUIREMENTS		15

15.1	Definitions	15
15.2	Nomination of Directors	15
15.3	Timely Notice	16
15.4	Manner of Timely Notice	16
15.5	Proper Form of Timely Notice	16
15.6	Notice to be Updated	17
15.7	Eligibility for Nomination as a Director	17
15.8	Delivery of Notice	17
15.9	Board’s Discretion	17

Part 16 FORUM FOR ADJUDICATION OF CERTAIN DISPUTES		17

16.1	Governing Law and Forum Selection	17

Part 17 POWERS AND DUTIES OF DIRECTORS		18

17.1	Powers of Management	18
17.2	Appointment of Attorney of Company	18

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Part 18 DISCLOSURE OF INTEREST OF DIRECTORS		18

18.1	Obligation to Account for Profits	18
18.2	Restrictions on Voting by Reason of Interest	18
18.3	Interested Director Counted in Quorum	18
18.4	Disclosure of Conflict of Interest or Property	18
18.5	Director Holding Other Office in the Company	18
18.6	No Disqualification	19
18.7	Professional Services by Director or Officer	19
18.8	Director or Officer in Other Corporations	19

Part 19 PROCEEDINGS OF DIRECTORS		19

19.1	Meetings of Directors	19
19.2	Voting at Meetings	19
19.3	Chair of Meetings	19
19.4	Meetings by Telephone or Other Communications Medium	19
19.5	Calling of Meetings	19
19.6	Notice of Meetings	19
19.7	When Notice Not Required	19
19.8	Meeting Valid Despite Failure to Give Notice	20
19.9	Waiver of Notice of Meetings	20
19.10	Quorum	20
19.11	Validity of Acts Where Appointment Defective	20
19.12	Consent Resolutions in Writing	20

Part 20 EXECUTIVE AND OTHER COMMITTEES		20

20.1	Appointment and Powers of Executive Committee	20
20.2	Appointment and Powers of Other Committees	20
20.3	Obligations of Committee	21
20.4	Powers of Board	21
20.5	Committee Meetings	21

Part 21 OFFICERS		21

21.1	Appointment of Officers	21
21.2	Functions, Duties and Powers of Officers	21
21.3	Qualifications	21
21.4	Remuneration and Terms	21

Part 22 INDEMNIFICATION		22

22.1	Definitions	22
22.2	Mandatory Indemnification of Eligible Parties	22
22.3	Indemnification of Other Persons	22
22.4	Non-Compliance with Business Corporations Act	22
22.5	Company May Purchase Insurance	22

Part 23 DIVIDENDS		23

23.1	Payment of Dividends Subject to Special Rights	23
23.2	Declaration of Dividends	23
23.3	No Notice Required	23
23.4	Record Date	23
23.5	Manner of Paying Dividend	23
23.6	Settlement of Difficulties	23
23.7	When Dividend Payable	23
23.8	Dividends to be Paid in Accordance with Number of Shares	23

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23.9	Receipt by Joint Shareholders	23
23.10	Dividend Bears No Interest	23
23.11	Fractional Dividends	23
23.12	Payment of Dividends	23
23.13	Capitalization of Surplus	24
23.14	Unclaimed Dividends	24

Part 24 DOCUMENTS, RECORDS AND REPORTS		24

24.1	Recording of Financial Affairs	24
24.2	Inspection of Accounting Records	24
24.3	Remuneration of Auditors	24

Part 25 NOTICES		24

25.1	Method of Giving Notice	24
25.2	Deemed Receipt	25
25.3	Certificate of Sending	25
25.4	Notice to Joint Shareholders	25
25.5	Notice to Trustees	25

Part 26 SEAL		25

26.1	Who May Attest Seal	25
26.2	Sealing Copies	25
26.3	Mechanical Reproduction of Seal	25

Part 27 PROHIBITIONS		26

27.1	Definitions	26
27.2	Application	26
27.3	Consent Required for Transfer of Shares or Designated Securities	26

Part 28 COMMON SHARES		26

28.1	Voting	26
28.2	Dividends	26
28.3	Liquidation Distribution	26

Part 29 EARNOUT SHARES		27

29.1	Definitions	27
29.2	Earnout Shares	29
29.3	Non-Voting	29
29.4	Dividends	29
29.5	Liquidation Distribution	29
29.6	Redemption	29
29.7	Limits on Transferability	29
29.8	Conversion Provisions	29
29.9	Automatic Conversion	30

Part 30 preferred shares		31

30.1	Issuable in Series	31

Part 31 CONVERTIBLE PREFERRED SHARES		32

31.1	Convertible Preferred Shares	32
31.2	Definitions	32
31.3	Designation and Amount	37

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31.4	Dividends	37
31.5	Voting Rights	38
31.6	Ranking; Liquidation	39
31.7	Conversion	41
31.8	Certain Adjustments	45
31.9	Redemption	49
31.10	Miscellaneous	51

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PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES
of
GENERAL FUSION inc.

(the “Company”)

Incorporation Number [•]

Translation of Name (if any)

Part 1
INTERPRETATION

1.1	Definitions. Without limiting Article 1.2, in these Articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

“beneficial owner”, “beneficially own” and any correlative phrases means to be the beneficial owner of securities, directly or indirectly, within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act and the Business Corporations Act.

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Exchange Act” means the means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“holder” of any share of the Company means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder; and

“seal” means the seal of the Company, if any.

1.2           Business Corporations Act Definitions Apply. The definitions in the Business Corporations Act apply to these Articles.

1.3           Interpretation Act Applies. The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

1.4           Conflict in Definitions. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.5           Conflict Between Articles and Legislation. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

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Part 2
SHARES AND SHARE CERTIFICATES

2.1           Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2           Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3           Right to Share Certificate or Acknowledgement. Each shareholder is entitled, without charge, to:

(a)	one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or

(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder’s duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4           Sending of Share Certificate. Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder’s registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5           Replacement of Worn Out or Defaced Certificate. If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)	order the certificate to be cancelled; and

(b)	issue a replacement share certificate.

2.6           Replacement of Lost, Stolen or Destroyed Certificate. If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)	proof satisfactory to them that the certificate is lost, stolen or destroyed; and

(b)	any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7           Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8           Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9           Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

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Part 3
ISSUE OF SHARES

3.1           Directors Authorized to Issue Shares. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2           Commissions and Discounts. The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3           Brokerage. The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4           Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property; or

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5           Warrants, Options and Rights. Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6           Fractional Shares. A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

Part 4
SHARE REGISTERS

4.1           Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register, or such other jurisdiction approved by the board provided the central securities register must be available for inspection and copying at a location inside British Columbia by means of a computer terminal or other electronic technology.

4.2           Branch Registers. In addition to the central securities register, the Company may maintain branch securities registers.

4.3           Appointment of Agents. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4           Closing Register. The Company must not at any time close its central securities register.

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Part 5
SHARE TRANSFERS

5.1           Recording or Registering Transfer. Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company or its duly appointed transfer agent, if any;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or its duly appointed transfer agent, if any; and

(c)	if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company or its duly appointed transfer agent, if any.

5.2           Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors, or any other officer or agent authorized by the directors, from time to time.

5.3           Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4           Signing of Instrument of Transfer. If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5           Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6           Transfer Fee. Subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, there must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

Part 6
TRANSMISSION OF SHARES

6.1           Legal Personal Representative Recognized on Death. In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2           Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

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Part 7
PURCHASE OF SHARES

7.1           Company Authorized to Purchase Shares. Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2           Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3           Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

Part 8
BORROWING POWERS

8.1           Powers of Directors. The Company, if authorized by the directors, may from time to time:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2           Terms of Debt Instruments. Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3           Delegation by Directors. For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

Part 9
ALTERATIONS

9.1           Alteration of Authorized Share Structure. Subject to Article 9.2, Article 30.1 and the Business Corporations Act, the Company may:

(a)	by special resolution:

(i)	create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;

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(ii)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(iii)	if the Company is authorized to issue shares of a class of shares with par value:

(A)	decrease the par value of those shares; or

(B)	if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;

(iv)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(v)	alter the identifying name of any of its shares; or

(vi)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.; or

(b)	by directors’ resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares, and, if applicable, alter the Notice of Articles and these Articles accordingly.

9.2           Special Rights and Restrictions. Subject to Article 31.1 and the Business Corporations Act, the Company may by special resolution:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3           Change of Name. The Company may by directors’ resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4           Company Alterations. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution authorize any act of the Company, including without limitation, an alteration of these Articles or its Notice of Articles.

Part 10
MEETINGS OF SHAREHOLDERS

10.1         Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act and subject to the applicable rules of any stock exchange on which the shares of the Company may be listed, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2         Resolution Instead of Annual General Meeting. If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3         Calling of Shareholder Meetings. The directors may, whenever they think fit, call a meeting of shareholders.

10.4         Location of Shareholder Meetings. The directors may by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders, or a fully or partially electronic or virtual meeting of shareholders.

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10.5         Notice for Meetings of Shareholders. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days; and

(b)	otherwise, 10 days.

10.6         Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days; and

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7         Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8         Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9         Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10       Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply with the necessary changes and so far as they are applicable to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.11       Notice of Dissent Rights. The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

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Part 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1         Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of, or voting at, the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(viii)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2         Special Resolution. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3         Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares entitled to be voted at the meeting.

11.4         One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5         Meetings by Telephone or Other Communications Medium. A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6         Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7         Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

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11.8         Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9         Lack of Quorum at Succeeding Meeting. If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10       Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; and

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.11       Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12       Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13       Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14       Decisions by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands or the functional equivalent of a show of hands by means of telephonic, electronic or other communications facilities, unless a poll, before or on the declaration of the result of the vote by show of hands (or its functional equivalent), is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15       Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16       Motion Need Not Be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17       Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18       Manner of Taking a Poll. Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

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(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.19       Demand for a Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20       Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21       Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22       No Demand for Poll. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23       Demand for a Poll Not to Prevent Continuation of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24       Retention of Ballots and Proxies. The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

11.25       Electronic Voting. Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the directors determine to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.

Part 12
VOTES OF SHAREHOLDERS

12.1         Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and

(b)	on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2         Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3         Votes by Joint Shareholders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

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12.4         Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5         Representative of a Corporate Shareholder. If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and

(b)	if a representative is appointed under this Article 12.5:

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6         Proxy Provisions Do Not Apply to All Companies. If and for so long as it is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.7         Appointment of Proxy Holder. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8         Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9         When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

(c)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(d)	the Company is a public company.

12.10       Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

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(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11       Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12       Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[General Fusion Inc]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________

Signature of shareholder

________________________

Name of shareholder—printed

12.13       Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting or any adjourned meeting, to the chair of the meeting, in each case, before any vote has been taken on any matter to which the proxy has been given.

12.14       Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15       Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

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Part 13
DIRECTORS

13.1         Number of Directors. The number of directors shall, excluding any additional directors appointed under Article 13.3, be set at:

(a)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 13.3;

(b)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 13.3.

13.2         Change in Number of Directors. If the number of directors is set under Articles 13.1(a)(i) or 13.1(b)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and

(b)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3         Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may set the size of the board (but not at a lesser number of directors than the number of directors then elected or appointed) and appoint one or more additional directors to fill any vacancies resulting from an increase in the size of the board, but the number of additional directors appointed under this Article 13.3 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 13.3.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

13.4         Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.5         Qualifications of Directors. A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.6         Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.7         Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.8         Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.9         Gratuity, Pension or Allowance on Retirement of Director. The directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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Part 14
ELECTION AND REMOVAL OF DIRECTORS

14.1         Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2         Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act; or

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3         Failure to Elect or Appoint Directors. If:

(a)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and

(d)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4         Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5         Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors, including any vacancy resulting from the retirement, death, resignation, or incapacity of a director, may be filled by the directors.

14.6         Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7         Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

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14.8         Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.9 or 14.10.

14.9         Removal of Director by Shareholders. The Company may remove any director before the expiration of his or her term of office by ordinary resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.10       Removal of Director by Directors. The board may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company in accordance with the Business Corporations Act and does not promptly resign, and the board may appoint a director to fill the resulting vacancy.

Part 15
ADVANCE NOTICE REQUIREMENTS

15.1         Definitions. In this Part 15, unless the context otherwise requires:

(a)	“Applicable Securities Laws” means the applicable securities laws of each relevant state, province and territory of the United States and Canada, as applicable, as amended from time to time, the rules, regulations and forms made or promulgated under any such laws and the published national instruments, multilateral instruments, policies, bulletins, interpretations and notices of the securities commission and similar regulatory authority of each relevant state, province and territory of the United States and Canada;

(b)	“Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, company, corporation, trust, partnership, limited partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise), any of the foregoing acting in any derivative, representative or fiduciary capacity, and any of the foregoing that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person, the term “control” (including the terms “controlled by” and “under common control with”) meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(c)	“Public Announcement” shall mean disclosure in a press release reported by a national news service in the United States and in Canada, as applicable, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or by the Company under its profile on SEDAR+ at www.sedarplus.ca.

15.2         Nomination of Directors. Only Persons who are eligible under the Business Corporations Act and who are nominated in accordance with the provisions herein shall be eligible for election as directors of the Company. At any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, nominations of Persons for election to the board may be made only:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Part 5, Division 7 of the Business Corporations Act, or pursuant to a requisition of the shareholders made in accordance with Section 167 of the Business Corporations Act; or

(c)	by any Person (a “Nominating Shareholder”): (i) who, at the close of business on the date that the Nominating Shareholder’s Notice (as defined below) is given and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such ownership that is satisfactory to the Company, acting reasonably; and (ii) who complies with all notice procedures set forth herein.

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15.3         Timely Notice. In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Article 15.4 below) and in proper written form (in accordance with Article 15.8 below) to the Corporate Secretary of the Company at the registered office of the Company (as set out in the notice of articles of the Company).

15.4         Manner of Timely Notice. To be timely, the Nominating Shareholder’s Notice to the Corporate Secretary of the Company must be made:

(a)	in the case of an annual general meeting of shareholders, not less than thirty (30) days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Nominating Shareholder’s Notice may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made,

15.5         Proper Form of Timely Notice. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company must set forth:

(a)	as to each Person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the Person; (ii) the present principal occupation or employment of the Person and the principal occupation or employment within the five years preceding the notice; (iii) the country of residence of the Person; (iv) the class or series and number of shares in the capital of the Company which are directly or indirectly controlled or directed or which are owned beneficially or of record by the Person as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iv) full particulars regarding any agreements between the Person and/or the Nominating Shareholder and/or any other person or company relating to the Person’s nomination for election as a director of the Company; (v) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Person with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Person, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Person or to increase or decrease the voting power or pecuniary or economic interest of such Person with respect to the class or series of shares in the capital of the Company; and (vi) any other information relating to the Person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder giving the notice: (i) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”); (ii) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company (including the notional number of shares that are the subject of such agreement or arrangement or instrument) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such Nominating Shareholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Nominating Shareholder or to increase or decrease the voting power or pecuniary or economic interest of such Nominating Shareholder with respect to the class or series of shares in the capital of the Company; and (iii) a representation as to whether the Nominating Shareholder intends to engage in a solicitation with respect to such nomination and, if so, the name of each participant in such solicitation and whether such person or group intends to deliver a proxy circular to holders of at least the percentage of the Company’s outstanding share capital required to approve or adopt the nomination (in person or by proxy) by the Nominating Shareholder (collectively with Article 15.5(a), the “Nominating Shareholder’s Notice”).

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The Company may require any proposed nominee to furnish such other information as may be required to be contained in a dissident’s proxy circular or by Applicable Securities Laws to determine the independence of the Proposed Nominee or the eligibility of such proposed nominee to serve as a director of the Company.

15.6         Notice to be Updated. To be considered timely and in proper written form, the Nominating Shareholder’s Notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such Nominating Shareholder’s Notice will be true and correct as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

15.7         Eligibility for Nomination as a Director. No Person shall be eligible for election as a director of the Company (except pursuant to Article 15.2(a) unless nominated in accordance with the provisions of this Part 15; provided, however, that nothing in this Part 15 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the chair of the board. The chair of the board of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Part 15, and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be deemed voided and subsequently disregarded.

15.8         Delivery of Notice. Notwithstanding any other provision in this Part 15, notice given to the Corporate Secretary of the Company pursuant to this Part 15 may only be given by personal delivery, facsimile transmission or email (provided that the Corporate Secretary has stipulated an e-mail address for purposes of this Part 15), and shall be deemed to have been given and received only at the time it is served by personal delivery or sent by facsimile transaction (provided that receipt of confirmation of such transmission has been received) or by e-mail (at the address as aforesaid) to the Corporate Secretary at the registered office of the Company, provided that if such delivery or electronic transmission is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic transmission shall be deemed to have been made on the subsequent day that is a business day.

15.9         Board’s Discretion. Notwithstanding the foregoing, the board may, in its sole discretion, waive any and all requirements in this Part 15.

Part 16
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

16.1         Governing Law and Forum Selection. All questions concerning the construction, validity, enforcement and interpretation of these Articles shall be governed by and construed and enforced in accordance with the internal laws of the Province of British Columbia and the laws of Canada, without regard to the principles of conflict of laws thereof. Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles or the Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of the Company, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Part 16 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Part 16.

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16.2         Waiver of Service. The Company and each shareholder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Articles and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and each shareholder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Articles or the transactions contemplated hereby. If the Company or any shareholder shall commence an action or proceeding to enforce any provisions of these Articles, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Part 17
POWERS AND DUTIES OF DIRECTORS

17.1         Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

17.2         Appointment of Attorney of Company. The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 18
DISCLOSURE OF INTEREST OF DIRECTORS

18.1         Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

18.2         Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

18.3         Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

18.4         Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

18.5         Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

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18.6         No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

18.7         Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

18.8         Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 19
PROCEEDINGS OF DIRECTORS

19.1         Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

19.2         Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.3         Chair of Meetings. Meetings of directors are to be chaired by:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

19.4         Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 19.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

19.5         Calling of Meetings. A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

19.6         Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 19.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 25.1 or orally or by telephone.

19.7         When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or

(b)	the director has waived notice of the meeting.

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19.8         Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

19.9         Waiver of Notice of Meetings. Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

19.10       Quorum. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors.

19.11       Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

19.12       Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 19.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 20
EXECUTIVE AND OTHER COMMITTEES

20.1         Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

20.2         Appointment and Powers of Other Committees. The directors may, by resolution,

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the board, and

(iv)	the power to appoint or remove officers appointed by the board; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

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20.3         Obligations of Committee. Any committee appointed under Articles 20.1 or 20.2, in the exercise of the powers delegated to it, must

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers as the directors may require.

20.4         Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, a committee; and

(c)	fill vacancies on a committee.

20.5         Committee Meetings. Subject to Article 20.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 20.1 or 20.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)	the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of a directors’ committee constitutes a quorum of the committee; and

(d)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

Part 21
OFFICERS

21.1         Appointment of Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

21.2         Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

21.3         Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

21.4         Remuneration and Terms. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

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Part 22
INDEMNIFICATION

22.1	Definitions. In this Part 22:

(a)	“eligible party” means an individual who:

(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of a corporation at a time when the corporation is or was an affiliate of the Company, or

(iii)	at the request of the Company, is or was a director or officer, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and

(d)	“expenses” has the meaning set out in the Business Corporations Act.

22.2         Mandatory Indemnification of Eligible Parties. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this Part 22.

22.3         Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

22.4         Non-Compliance with Business Corporations Act. The failure of an eligible party to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

22.5         Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; or

(c)	at the request of the Company, is or was a director, officer, employee or agent, or holds or held a position equivalent to that of, a director or officer, of another corporation or of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

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Part 23
DIVIDENDS

23.1         Payment of Dividends Subject to Special Rights. The provisions of this Part 23 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

23.2         Declaration of Dividends. Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

23.3         No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 23.2.

23.4         Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

23.5         Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

23.6         Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 23.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

23.7         When Dividend Payable. Any dividend may be made payable on such date and time, and subject to such conditions, as is fixed by the directors.

23.8         Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

23.9         Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

23.10       Dividend Bears No Interest. No dividend bears interest against the Company.

23.11       Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

23.12       Payment of Dividends. Any dividend or other distribution payable in respect of shares will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder unless the shareholder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

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23.13       Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.14       Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law

Part 24
DOCUMENTS, RECORDS AND REPORTS

24.1         Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

24.2         Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.3         Remuneration of Auditors. The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

Part 25
NOTICES

25.1         Method of Giving Notice. Subject to Article 31.10(a) regarding notices to the Convertible Preferred Holders, unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record, or a reference providing the intended recipient with immediate access to the record, by electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

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(e)	sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)	physical delivery to the intended recipient.

25.2         Deemed Receipt. Subject to Article 31.10(a) regarding notices to the Convertible Preferred Holders, a record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 25.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

25.3         Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 25.1, prepaid and mailed or otherwise sent as permitted by Article 25.1 is conclusive evidence of that fact.

25.4         Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

25.5         Notice to Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Part 26
SEAL

26.1         Who May Attest Seal. Except as provided in Articles 26.2 and 26.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by resolution of the directors.

26.2         Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 26.1, the impression of the seal may be attested by the signature of any director or officer.

26.3         Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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Part 27
PROHIBITIONS

27.1	Definitions. In this Part 27:

(a)	“designated security” means:

(i)	a voting security of the Company;

(ii)	a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b)	“security” has the meaning assigned in the Securities Act (British Columbia);

(c)	“voting security” means a security of the Company that:

(i)	is not a debt security, and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

27.2         Application. Article 27.3 does not apply to the Company if and for so long as it is a public company.

27.3         Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Part 28
COMMON SHARES

28.1         Voting The holders of the Common Shares shall be entitled to one vote for each Common Share held on all matters at all meetings of shareholders of the Company, other than meetings at which or with respect to matters on which only the holders of another class or series of shares are entitled to vote separately as a class or series.

28.2         Dividends Subject to the prior rights of the Preferred Shares and any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

28.3         Liquidation Distribution In the event of any Liquidation Distribution, subject to the prior rights of the holders of the Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Company.

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Part 29
EARNOUT SHARES

29.1         Definitions. In this Part 29 of these Articles:

(a)	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)	“Automatic Conversion Event” means the occurrence of a Class A Earnout Share Conversion Event, Class B Earnout Share Conversion Event, or Class C Earnout Share Conversion Event, as applicable.

(c)	“Automatic Conversion Date” has the meaning set forth in Article 29.9(d).

(d)	“Class A Earnout Share Conversion Event” has the meaning set forth in Article 29.9(a).

(e)	“Class A Earnout Shares” means the Class A Earnout Shares in the capital of the Company.

(f)	“Class B Earnout Share Conversion Event” has the meaning set forth in Article 29.9(b).

(g)	“Class B Earnout Shares” means the Class B Earnout Shares in the capital of the Company.

(h)	“Class C Earnout Share Conversion Event” has the meaning set forth in Article 29.9(c).

(i)	“Class C Earnout Shares” means the Class C Earnout Shares in the capital of the Company.

(j)	“Conversion Rate” has the meaning set forth in Article 29.8.

(k)	“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Company; or (iii) the completion of a share sale transaction to which the Company is a party between shareholders of the Company and a Person that results in those who were the holders of the voting securities of the Company before the sale transaction holding less than 50% of the votes attached to the outstanding voting securities of the Company after the completion of the share sale transaction other than a transaction or a series of related transactions in connection with bona fide equity financing of the Company or change of the jurisdiction of domicile of the Company.

(l)	“Earnout Shares” means, collectively, the Class A Earnout Shares, Class B Earnout Shares, and Class C Earnout Shares.

(m)	“Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or pursuant to a Deemed Liquidation Event, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(n)	“Original Issue Date” means the date on our about [•], 2026, on which the first Earnout Share is issued.

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(o)	“Permitted Transfer” means, in respect of a proposed Transfer by a holder of Earnout Shares:

(i)	in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary or beneficiaries of which are all members of the individual’s immediate family or to an Affiliate of such individual, in each case for estate planning purposes and for no consideration or nominal consideration;

(ii)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iii)	in the case of an individual, pursuant to a qualified domestic relations order;

(iv)	in the case of a corporation, partnership, limited liability company or other business entity, by virtue of the laws of the holder’s organization and the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)	in the case of a corporation, partnership, limited liability company or other business entity, to the officers or directors of such holder or its Affiliates, the direct or indirect members, partners or equityholders of such holder, any Affiliates of such holder, in each case, without consideration or for nominal consideration.

(p)	“Permitted Transferee” means any transferee arising from a Permitted Transfer.

(q)	“Redemption Price” with respect to each Class A Earnout Share, Class B Earnout Share, and Class C Earnout Share, shall be equal to US$0.00000000001 per share.

(r)	“Redemption Time” has the meaning set forth in Article 29.6.

(s)	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

(t)	“Trading Day” means a day on which the principal Trading Market is open for business.

(u)	“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

(v)	“Transfer” means, with respect to any security, any, (i) direct or indirect, sale or offer to sell, transfer, contract or agreement to sell, assignment, pledge, mortgage, exchange, hypothecation, grant of any option to purchase or other disposal of or agreement to dispose of, grant of a security interest or encumbrance in or disposition of an interest, establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, the security, or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (in each case, whether with or without consideration, and whether voluntarily or involuntarily ).

(w)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the holders of a majority in interest of the Preferred Shares then outstanding, the fees and expenses of which shall be paid by the Company.

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29.2         Earnout Shares The Earnout Shares, shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 29.

29.3         Non-Voting The holders of the Earnout Shares shall not be entitled to any voting rights in respect of such shares except as otherwise required under the Business Corporations Act.

29.4         Dividends The holders of the Earnout Shares shall not be entitled to any dividends or other distributions in respect of such shares other than a Liquidation Distribution.

29.5         Liquidation Distribution In the event of any Liquidation Distribution, the holders of Earnout Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Common Shares, and any shares ranking junior to the Earnout Shares, an amount per Earnout Share equal to the Redemption Price. After payment to the holders of the Earnout Shares of the amount so payable to them as above provided, the holders of the Earnout Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

29.6         Redemption Subject to Section 79 of the Business Corporations Act, the Company shall:

(a)	at any time after the 5th year anniversary of the Original Issue Date; or

(b)	at any time after a Deemed Liquidation ;

without notice, redeem at any time the whole of the then outstanding Earnout Shares on payment, in respect of each Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Earnout Shares shall not apply in respect of any Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of this Part 29.

29.7         Limits on Transferability None of the Earnout Shares may be Transferred other than in a Permitted Transfer without the prior approval of the board of directors. Earnout Shares may only be Transferred in a Permitted Transfer if:

(a)	the Company is satisfied that the Transfer is a Permitted Transfer; and

(b)	the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Company providing such assurances as the Company may require relating to, among other things:

(i)	the eligibility of the Transfer as a Permitted Transfer;

(ii)	the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Earnout Shares being transferred; and

(iii)	the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Company in respect of (x) matters relating to the Earnout Shares and (y) the transferring holder’s ownership of the Earnout Shares.

The Company shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Earnout Shares not made in accordance with this Article 30.5. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Earnout Shares..

29.8         Conversion Provisions Unless and until adjusted as provided for in this Article 29.8, upon the occurrence of an Automatic Conversion Event, each Earnout Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)	No fractional Common Shares shall be issued upon conversion of the Earnout Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Earnout Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)	If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Earnout Shares shall be similarly subdivided at the same time (failing which the Conversion Rate shall be adjusted accordingly). If the Company shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Earnout Shares shall be similarly consolidated at the same time (failing which the Conversion Rate shall be adjusted accordingly).

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(c)	If the Common Shares of the Company shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Earnout Shares are thereafter converted into Common Shares, the holders of the Earnout Shares shall be entitled to receive, upon conversion thereof, the kind and amount of shares or other securities or property that would have otherwise been receivable upon such reorganization, reclassification or other change by a holder of Common Shares holding the number of Common Shares into which such Earnout Shares would have been converted as of immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)	In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company and any other corporation or other entity or Person in which the Common Shares are converted into or exchanged for shares or other securities or property (in each case, other than a Deemed Liquidation Event), then in the event of a subsequent Automatic Conversion Event, the Earnout Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of Common Shares would have been entitled upon such event if the holder held the number of Common Shares issuable upon conversion of such Earnout Shares as of immediately prior to such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Company) shall be made in the application of the provisions in this Article 29.8(d) with respect to the rights and interest thereafter of the holders of the Earnout Shares, to the end that the provisions set forth in this Article 29.8(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Earnout Shares.

(e)	Upon any Earnout Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, other than the right of the holders thereof to receive Common Shares in exchange therefor.

29.9	Automatic Conversion

(a)	Class A Earnout Shares. All Class A Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:

(i)	the VWAP of the Common Shares on the exceeds US $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period; or

(ii)	there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$15.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class A Earnout Share Conversion Event”)

(b)	Class B Earnout Shares. All Class B Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:

(i)	the VWAP of the Common Shares on the exceeds US $20.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period; or

(ii)	there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$20.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class B Earnout Share Conversion Event”).

(c)	Class C Earnout Shares. All Class C Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this Article 29.9 if:

(i)	the VWAP of the Common Shares on the exceeds US $25.00 for any twenty (20) Trading Days within any thirty (30) Trading Day; or

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(ii)	there occurs any transaction resulting in a Deemed Liquidation Event with a valuation of the Common Shares that is greater than or equal to US$25.00 per Common Share (the occurrence of any event in clause (i) or (ii), as applicable, a “Class C Earnout Share Conversion Event”).

(d)	Mechanics of Conversion. Upon the occurrence of an Automatic Conversion Event, all the then issued and outstanding Earnout Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent. The Company shall provide all holders of the applicable class of Earnout Shares written notice as promptly as practicable following the occurrence of an Automatic Conversion Event including the date such event occurred (the “Automatic Conversion Date”). The Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon any automatic conversion (to the extent the Common Shares are certificated) unless the certificates evidencing such Earnout Shares being converted, if any, are either delivered to the Company, or its transfer agent, or the holder notifies the Company, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

(e)	Effect of Automatic Conversion. On the Automatic Conversion Date, all rights with respect to the Earnout Shares so converted shall terminate, except for the right of the holder thereof to receive the number of Common Shares into which such Earnout Shares have been converted under these Articles. Upon the occurrence of an Automatic Conversion Event, any certificates representing the applicable Earnout Shares shall cease to have or to represent any rights with respect to such Earnout Shares and shall represent only the right of the holder to receive the Common Shares into which they were converted under these Articles. The Company or its agent shall, promptly upon request of any holder whose Earnout Shares have been converted into Common Shares and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such Earnout Shares (if any), issue and deliver to such holder, a certificate or certificates or written acknowledgment for the number of Common Shares into which the Earnout Shares were converted at the Automatic Conversion Time (to the extent the Common Shares are certificated). Any conversion under this Part 31 shall be deemed to have been made upon the occurrence of the Automatic Conversion Event and the Person or Persons who at the time of the Automatic Conversion Event were the record holder or holders of the Earnout Shares shall be treated for all purposes as the record holder or holders of the Common Shares into which they were converted as of such time.

Part 30
preferred shares

30.1	Issuable in Series.

(a)	The Preferred shares on the capital of the Company (“Preferred Shares”) may include one or more series.

(b)	Subject to Article 30.1(c) of these Articles and the Business Corporations Act, from time to time, the directors by resolution may, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i)	determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this Article 30.1(b)(i) or otherwise in relation to a maximum number of those shares;

(ii)	create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and

(iii)	attach or alter special rights or restrictions to the shares of any of those series of Preferred Shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(A)	the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

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(B)	any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(C)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(D)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(E)	any rights to vote; and

(F)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(c)	No special rights or restrictions attached to any series of Preferred Shares shall confer upon the shares of such series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital. The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

(d)	Unless the special rights or restrictions attached to any series of Preferred Shares otherwise state, each series of Preferred Shares shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank in priority to the rights of holders of Common Shares and any other class of shares stated to be ranking junior to the Preferred Shares. For greater certainty, the amount of the priority in respect of the return of capital in the case of the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital shall be the amount stated or calculated in accordance with the special rights or restrictions of the particular series of Preferred Shares.

Part 31
CONVERTIBLE PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE CONVERTIBLE PREFERRED SHARES

31.1	Convertible Preferred Shares.

The Convertible Preferred shares in the capital of the Company (the “Convertible Preferred Shares”) which shall confer on the holders thereof and shall be subject to the special rights and restrictions set forth in this Part 31.

31.2	Definitions. In this Part 31 of these Articles:

“Accrued Dividend” shall have the meaning set forth in Section 31.4(a).

“Accrued Value” means, as of any date, with respect to each Convertible Preferred Share as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Shares, of (i) the Deemed Original Issue Price per share of Convertible Preferred Shares, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Convertible Preferred Shares as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional an amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 31.4(a), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Alternate Consideration” shall have the meaning set forth in Section 31.8(f).

“Annual Rate” means with respect to a PIK Dividend, 12% of the Accrued Value, subject to adjustments herein, and with respect to a Cash Dividend, 10% of the Accrued Value, subject to adjustments herein.

“Attribution Parties” shall have the meaning set forth in Section 31.7(e).

“Available Proceeds” shall have the meaning set forth in Section 31.6(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 31.7(e).

“British Columbia Courts” shall have the meaning set forth in Section 31.10(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 21, 2026, by and among the Company (or its predecessor), 1573562 B.C. Ltd. and General Fusion Inc.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 31.7(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 31.4(a).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day the Business Combination is consummated.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Common shares of the Company and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Shares Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, Convertible Preferred Shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Conversion Date” shall have the meaning set forth in Section 31.7(a).

“Conversion Price” shall have the meaning set forth in Section 31.7(b).

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of the Convertible Preferred Shares in accordance with the terms hereof.

“Convertible Preferred Holder” means a registered holder of an issued and outstanding Convertible Preferred Share and “Convertible Preferred Holders” means all registered holders of the issued and outstanding Convertible Preferred Shares.

“Convertible Preferred Shares” shall have the meaning set forth in Section 31.3.

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“Convertible Preferred Shares Liquidation Amount” shall have the meaning set forth in Section 31.6(b).

“Convertible Preferred Shares Register” shall have the meaning set forth in Section 31.3.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares;

“Company Notice” shall have the meaning set forth in Section 31.9(a).

“Deemed Liquidation Event” means: (i) an amalgamation, merger, reorganization, consolidation or other similar transaction in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares under such amalgamation, merger, reorganization, consolidation or other similar transaction, except any such amalgamation, merger, reorganization, consolidation or other similar transaction involving the Company or a subsidiary in which the shares of the Company outstanding immediately before such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, merger, reorganization, consolidation or other similar transaction, at least a majority, by voting power, of the shares of (1) the surviving or resulting Company, as applicable; or (2) if the surviving or resulting Company is a wholly owned subsidiary of another Company immediately following such amalgamation, merger, plan of arrangement, reorganization, consolidation or other similar transaction, the parent Company of such surviving or resulting Company; (ii) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, merger, plan of arrangement, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company.

“Dilutive Issuance” shall have the meaning set forth in Section 31.8(b).

“Distribution” shall have the meaning set forth in Section 31.8(e).

“Effective Date” means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering unless as approved by the Required Holders, and (ii) to an entity whose primary business is investing in securities,

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

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“Fundamental Transaction” shall have the meaning set forth in Section 31.8(f).

“Junior Securities” shall have the meaning set forth in Section 31.6(a).

“New Issuance Price” shall have the meaning set forth in Section 31.8(b).

“Notice of Conversion” shall have the meaning set forth in Section 31.7(a).

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Common Shares underlying such Option divided by (2) the total number of Common Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Original Issue Date” means the date of the first issuance of any shares of the Convertible Preferred Shares regardless of the number of transfers of any particular Convertible Preferred Shares and regardless of the number of certificates which may be issued to evidence such Convertible Preferred Shares.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

“PIK Dividend” shall have the meaning set forth in Section 31.4(a).

“Purchase Agreement” means the Securities Purchase Agreements, among the Company and the original Convertible Preferred Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 31.8(d).

“Redemption Date” shall have the meaning set forth in Section 31.9(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 31.9(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 31.9(b)(i).

“Redemption Request” shall have the meaning set forth in Section 31.9(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Company and the original Convertible Preferred Holders, in the form of Exhibit B attached to the Purchase Agreement.

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“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Convertible Preferred Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 31.5(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Convertible Preferred Shares, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 31.7(c).

“Standard Settlement Period” shall have the meaning set forth in Section 31.7(c)(i).

“Subscription Date” shall mean the date of the applicable Purchase Agreement.

“Subsidiary” means any subsidiary of the Company as of the Closing Date.

“Successor Entity” shall have the meaning set forth in Section 31.8(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means these Articles, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means the transfer agent of the Company as appointed from time to time.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Convertible Preferred Holders of a majority in interest of the Convertible Preferred Shares then outstanding, the fees and expenses of which shall be paid by the Company.

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“Warrant Shares” means, collectively, the Common Shares issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase Common Shares issued pursuant to the Purchase Agreement.

31.3	Designation and Amount

(a)	The authorized number of Convertible Preferred Shares shall be 12,000,000 (which shall not be subject to increase without the written consent of the Convertible Preferred Holders representing 50% of the then outstanding Convertible Preferred Shares.

(b)	The Company shall register, or cause its Transfer Agent to register, the Convertible Preferred Shares upon records to be maintained by the Company or its Transfer Agent for that purpose (the “Convertible Preferred Shares Register”), in the name of the Convertible Preferred Holders thereof from time to time. The Company may deem and treat the registered Convertible Preferred Holders as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register, or cause its Transfer Agent to register, the transfer of any Convertible Preferred Shares in the Convertible Preferred Shares Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Convertible Preferred Holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the Convertible Preferred Shares so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Convertible Preferred Holder, in each case, within three Business Days.

(c)	The “Deemed Original Issue Price” for the Class A Convertible Preferred Shares means $12.00 per share, in each case, subject to appropriate adjustment in the event of any share dividend, subdivision, consolidation or other similar recapitalization with respect to such class or series of Convertible Preferred Shares, as applicable.

31.4	Dividends.

(a)	From and after the Closing, subject to the terms of this Section 31.5, the right to receive cumulative dividends on the Accrued Value of each Convertible Preferred Share at the Annual Rate. The right to receive dividends on each Convertible Preferred Share shall be cumulative and shall accrue daily from and the Closing and shall compound on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Company legally available for the payment of dividends. Each Accrued Dividend shall be satisfied, at the election of the Company, (i) by payment in cash (a “Cash Dividend”), or (ii) by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)	The Company shall not declare, pay or set aside any dividends on shares of any other class or series of shares of the Company ranking junior to the Convertible Preferred Shares (other than dividends on Common Shares payable in Common Shares) unless (in addition to the obtaining of any consents required herein) the Convertible Preferred Holders of the Convertible Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Shares in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Convertible Preferred Shares and not previously paid and (ii) (A) in the case of a dividend on Common Shares or any class or series that is convertible into Common Shares, that dividend per share of Convertible Preferred Shares as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (2) the number of Common Shares issuable upon conversion of a share of Convertible Preferred Shares, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of shares ranking junior to the Convertible Preferred Shares that is not convertible into Common Shares, at a rate per share of Convertible Preferred Shares determined by (1) dividing the amount of the dividend payable on each share of such class or series of shares by the original issuance price of such class or series of shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of shares of the Company that is junior to the Convertible Preferred Shares, the dividend payable to the Convertible Preferred Holders pursuant to this Section 31.4 shall be calculated based upon the dividend on the class or series of shares that would result in the highest Convertible Preferred Shares dividend.

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(c)	Subject to Section 31.6 and Section 31.7, the Convertible Preferred Holders shall be entitled to receive, and the Company shall pay, dividends on Convertible Preferred Shares (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Shares when, as and if such dividends are paid on shares of the Common Shares.

(d)	Notwithstanding anything to the contrary herein, to the extent that the Convertible Preferred Holder’s right to participate in any dividend would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such dividend shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever, such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation.

31.5	Voting Rights

(a)	The Convertible Preferred Holders shall be entitled to notice of any meeting of shareholders of the Company and, except as otherwise required by law, shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote.

(b)	On any matter presented to the shareholders of the Company for their action or consideration at any meeting of the shareholders of the Company (or by written consent in lieu of a meeting), a Convertible Preferred Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole Common Shares into which the Convertible Preferred Shares held by such Convertible Preferred Holder, together with its Attribution Parties, as are convertible on the record date for determining shareholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 31.7 hereof and subject to the Beneficial Ownership Limitation), but, to the extent applicable, without regard as to whether sufficient Common Shares are available out of the Company’s authorized by unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Shares.

(c)	As long as the Convertible Preferred Holders hold 20% or more of the Convertible Preferred Shares issued as of the closing of the Business Combination, the Company shall not, without the affirmative vote or action by written consent of the Convertible Preferred Holders of a majority of the issued and outstanding shares of the Convertible Preferred Shares (the “Required Holders”):

(i)	liquidate, dissolve or wind-up the affairs of the Company;

(ii)	amend, alter or repeal these Articles or Notice of Articles or any similar document of the Company in a manner that materially and adversely affects the powers, preferences or rights given to the Convertible Preferred Shares;

(iii)	create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Convertible Preferred Shares with respect to its rights, preferences and privileges or increase the number of authorized Convertible Preferred Shares;

(iv)	except as set forth in Section 31.4, purchase or redeem or pay any cash dividend on any share of the Company ranking junior to the Convertible Preferred Shares prior to payment of such cash dividend on the Convertible Preferred Shares or purchase or redeem any share of the Company ranking junior to the Convertible Preferred Shares, other than shares repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Company;

(v)	enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the Company’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Company; or

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(vi)	incur or guarantee any indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Convertible Preferred Shares shall not be considered indebtedness for purposes of this calculation.

(d)	Notwithstanding anything to the contrary herein, Section 31.7(d) may not be amended, modified or waived in any manner that materially and adversely affects a Convertible Preferred Holder without such Convertible Preferred Holder’s consent.

31.6	Ranking; Liquidation.

(a)	The Convertible Preferred Shares shall rank senior to all of the Common Shares and any class or series of shares of the Company currently existing or hereafter authorized, classified or reclassified by the Company (collectively, “Junior Securities”), in each case, as to dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

(b)	Preferential Payments to Holders of Convertible Preferred Shares; Distribution of Remaining Assets.

(i)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the Convertible Preferred Holders are entitled to be paid out of the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of Class A Convertible Preferred Shares then outstanding are entitled to be paid out of the consideration payable to shareholders or the remaining Available Proceeds (as defined below) in such Deemed Liquidation Event, as applicable, before any payment is made to the holders of Common Shares or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all Convertible Preferred Shares been converted into Common Shares pursuant to Section 31.7 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Convertible Preferred Holders the full amount to which they shall be entitled under this Section 31.6(b), the Convertible Preferred Holders shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all amounts required to be paid to the holders of Preferred Shares pursuant to Section 31.6(b)(i), the remaining assets of the Company available for distribution to its shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of Preferred Shares pursuant to Section 31.6(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the Preferred Shares and Common Shares, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Shares pursuant to the terms of Articles immediately prior to such Liquidation Event or Deemed Liquidation Event. The aggregate amount which a holder of a share of Preferred Shares is entitled to receive under Sections 31.6(b)(i) and 31.6(b)(ii) is hereinafter referred to as the “Preferred Shares Liquidation Amount.”

(c)	Deemed Liquidation Events.

(i)	The Company shall not have the power to effect a Deemed Liquidation Event referred to in Subsection (i)(A) of the definition of Deemed Liquidation Event unless the agreement or plan of amalgamation or consolidation for such transaction (the "Amalgamation Agreement") provides that the consideration payable to the shareholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of shares of the Corporation in accordance with Section 31.6.

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(ii)	In the event of a Deemed Liquidation Event referred to in Subsection (i)(B) or (ii) of the definition of Deemed Liquidation Event, if the Company does not effect a dissolution of the Company within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each Convertible Preferred Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Convertible Preferred Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such Convertible Preferred Shares, and (ii) if the Required Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company, in each case as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by British Columbia law governing distributions to shareholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding Convertible Preferred Shares at a price per share equal to the Convertible Preferred Shares Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Convertible Preferred Shares, the Company shall redeem a pro rata portion of each Convertible Preferred Holder’s Convertible Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under British Columbia law governing distributions to shareholders. The provisions of Section 31.9 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Convertible Preferred Shares pursuant to this Section 31.6(c)(i) or (ii). Prior to the distribution or redemption provided for in this Section 31.6(c)(i) or (ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii)	In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Company, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 31.6(c)(iii) below, the value shall be the VWAP of such securities.

(iv)	The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Company) from the market value as determined pursuant to Section 31.6(c)(ii) above so as to reflect the approximate fair market value thereof.

(d)	Allocation of Escrow and Contingent Consideration. If any portion of the consideration payable to the shareholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Sections 30.6(b) or 30.6(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the shareholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of shares of the Company in accordance with Sections 31.6(b) and 31.6(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 31.6(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

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31.7	Conversion

(a)	Conversions at Option of Holder. Each share of Convertible Preferred Shares shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Convertible Preferred Holder thereof, into that number of whole Common Shares (subject to the limitations set forth in Section 31.7(d)) determined by dividing the Accrued Value of such Convertible Preferred Shares by the Conversion Price. Convertible Preferred Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Company does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Transfer Agent. Each Notice of Conversion shall specify the number of Convertible Preferred Shares to be converted, the number of Convertible Preferred Shares owned prior to the conversion at issue, the number of Convertible Preferred Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Convertible Preferred Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Convertible Preferred Shares, a Convertible Preferred Holder shall not be required to surrender the certificate(s) representing the Convertible Preferred Shares to the Company unless all of the Convertible Preferred Shares represented thereby are so converted, in which case such Convertible Preferred Holder shall deliver the certificate representing such Convertible Preferred Shares promptly following the Conversion Date at issue. Convertible Preferred Shares converted into Common Shares or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company’s stock ledger and transfer book shall serve as the exclusive record of outstanding Convertible Preferred Shares.

(b)	Conversion Price. The initial conversion price is $12.00 (the “Conversion Price”). Such initial Conversion Price, and the rate at which the Convertible Preferred Shares may be converted into Common Shares are subject to adjustments as provided below.

(c)	Mechanics of Conversion

(i)	Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Convertible Preferred Holder (A) the number of Conversion Shares being acquired upon the conversion of the Convertible Preferred Shares, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement, any other applicable lock-up agreement or similar agreement or applicable law) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 3.7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Company agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.

(ii)	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Convertible Preferred Holder by the Share Delivery Date, the Convertible Preferred Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Convertible Preferred Holder any original Convertible Preferred Shares certificate delivered to the Company and the Convertible Preferred Holder shall promptly return to the Company the Conversion Shares issued to such Convertible Preferred Holder pursuant to the rescinded Notice of Conversion.

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(iii)	Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Convertible Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Convertible Preferred Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Convertible Preferred Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Convertible Preferred Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Convertible Preferred Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Convertible Preferred Holder. In the event a Convertible Preferred Holder shall elect to convert any or all of the Accrued Value of its Convertible Preferred Shares, the Company may not refuse conversion based on any claim that such Convertible Preferred Holder or anyone associated or affiliated with such Convertible Preferred Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Convertible Preferred Holder, restraining and/or enjoining conversion of all or part of the Convertible Preferred Shares of such Convertible Preferred Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Convertible Preferred Holder in the amount of 150% of the Accrued Value of Convertible Preferred Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Convertible Preferred Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Convertible Preferred Holder such Conversion Shares pursuant to Section 31.7(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Convertible Preferred Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Convertible Preferred Shares being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Convertible Preferred Holder rescinds such conversion. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Convertible Preferred Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Convertible Preferred Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(iv)	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Convertible Preferred Holder, if the Company fails for any reason unrelated to the actions of the Convertible Preferred Holder or its Affiliates to deliver to a Convertible Preferred Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 31.7(c)(i), and if after such Share Delivery Date such Convertible Preferred Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Convertible Preferred Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by such Convertible Preferred Holder of the Conversion Shares which such Convertible Preferred Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Convertible Preferred Holder (in addition to any other remedies available to or elected by such Convertible Preferred Holder) the amount, if any, by which (x) such Convertible Preferred Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Convertible Preferred Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Convertible Preferred Holder, either reissue (if surrendered) the Convertible Preferred Shares equal to the number of Convertible Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Convertible Preferred Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 31.7(c)(i). For example, if a Convertible Preferred Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Convertible Preferred Holder $1,000. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Convertible Preferred Holder purchases Common Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of Convertible Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Convertible Preferred Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Convertible Preferred Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Convertible Preferred Holder shall provide the Company written notice indicating the amounts payable to such Convertible Preferred Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Convertible Preferred Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Convertible Preferred Shares as required pursuant to the terms hereof.

(v)	Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Convertible Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Convertible Preferred Holder (and the other Convertible Preferred Holders of the Convertible Preferred Shares), not less than such aggregate number of shares of the Common Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 31.8) upon the conversion of the then outstanding Convertible Preferred Shares (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Convertible Preferred Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Convertible Preferred Shares. As to any fraction of a share which the Convertible Preferred Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Convertible Preferred Holder from converting fractional Convertible Preferred Shares.

(vii)	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Convertible Preferred Shares shall be made without charge to any Convertible Preferred Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Convertible Preferred Holder of such Convertible Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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(d)	Beneficial Ownership Limitation. A Convertible Preferred Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 31.7(d); however, no Convertible Preferred Holder shall be subject to this Section 31.7(d) unless he, she or it makes such election. If the election is made, (i) the Company shall not effect any conversion of the Convertible Preferred Shares, and such Convertible Preferred Holder shall not have the right to convert all or any portion of the Convertible Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Convertible Preferred Holder (together with such Convertible Preferred Holder’s Affiliates, and any Persons acting as a group together with such Convertible Preferred Holder or any of such Convertible Preferred Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Common Shares (or such other amount as a Convertible Preferred Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Company shall not permit the Convertible Preferred Holder to vote, and such Convertible Preferred Holder shall not have the right vote pursuant to Section 31.5(b) of these Articles, all or any portion of the Convertible Preferred Shares that such Convertible Preferred Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Convertible Preferred Holder shall retain the right to vote pursuant to Section 31.5(c) of these Articles to the extent that retaining such right does not cause such Convertible Preferred Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Convertible Preferred Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of the Convertible Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Convertible Preferred Shares beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Convertible Preferred Shares or the Warrants) beneficially owned by such Convertible Preferred Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 31.7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 31.7(d) applies, the determination of whether the Convertible Preferred Shares is convertible (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and of how many Convertible Preferred Shares are convertible shall be in the sole discretion of such Convertible Preferred Holder, and the submission of a Notice of Conversion shall be deemed to be such Convertible Preferred Holder’s determination of whether the Convertible Preferred Shares may be converted (in relation to other securities owned by such Convertible Preferred Holder together with any Affiliates and Attribution Parties) and how many shares of the Convertible Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Convertible Preferred Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Convertible Preferred Holder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company's reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 31.7(d), in determining the number of outstanding Common Shares, a Convertible Preferred Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request (which may be via email) of a Convertible Preferred Holder, the Company shall within two Trading Days confirm orally and in writing to such Convertible Preferred Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Convertible Preferred Shares, by such Convertible Preferred Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, a Convertible Preferred Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Convertible Preferred Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 31.7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Convertible Preferred Holder.

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31.8	Certain Adjustments.

(a)	Stock Dividends and Stock Splits. If the Company, at any time while the Convertible Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any other Common Shares Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of a dividend on, the Convertible Preferred Shares or any cash distributions), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Shares, any share of the Company, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 31.8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)	VWAP Reset. If on the twenty-first Trading Day immediately following the date that is six months after the Closing Date, the VWAP for the twenty-day trading period commencing on the day that is six months after the Closing Date (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(c)	Adjustment of Conversion Price upon Issuance of Common Shares. From the date hereof until the first date on which no Convertible Preferred Shares are outstanding the Company issues or sells, or in accordance with this Section 31.8(c) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued or sold by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 31.8(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issue Price.

For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 31.8(c)), the following shall be applicable:

(i)	Options and Convertible Securities. The consideration per share received by the Company for Common Shares deemed to have been issued pursuant to Section 31.8(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(A)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 31.8(c)(ii) upon the issuance of such Options or Convertible Securities.

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(ii)	Deemed Issuance of Options and Convertible Securities.

(A)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)	If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 31.8(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 31.8(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Convertible Preferred Shares are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 31.8(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii)	Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the VWAP of such publicly traded securities on the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)	Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

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(v)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 31.8(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 31.8(a) or Section 31.8(b) above, if at any time the Company grants, issues or sells any Common Shares Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Convertible Preferred Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Convertible Preferred Holder could have acquired if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of such Convertible Preferred Holder’s Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Convertible Preferred Holder’s right to participate in any such Purchase Right would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Convertible Preferred Holder until such time, if ever, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 31.8(c), such adjustment shall not occur to the extent the Convertible Preferred Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)	Pro Rata Distributions. During such time as the Convertible Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Convertible Preferred Holders shall be entitled to participate in such Distribution to the same extent that the Convertible Preferred Holders would have participated therein if the Convertible Preferred Holder had held the number of Common Shares acquirable upon complete conversion of the Convertible Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Convertible Preferred Holder’s right to participate in any such Distribution would result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation, then the Convertible Preferred Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Convertible Preferred Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Convertible Preferred Holder exceeding the Beneficial Ownership Limitation).

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(f)	Fundamental Transaction. If, at any time while the Convertible Preferred Shares are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of Common Shares covered by Section 31.8(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding Common Shares or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Convertible Preferred Shares, the Convertible Preferred Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 31.7(d) on the conversion of the Convertible Preferred Shares), the number of shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which the Convertible Preferred Shares is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 31.7(d) on the conversion of the Convertible Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Shares in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Convertible Preferred Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Convertible Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file an Alternation Notice to its Notice of Articles with the same terms and conditions and issue to the Convertible Preferred Holders new Convertible Preferred Shares consistent with the foregoing provisions and evidencing the Convertible Preferred Holders’ right to convert such Convertible Preferred Shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under these Articles and the other Transaction Documents in accordance with the provisions of this Section 31.8(f) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Convertible Preferred Holder of the Convertible Preferred Shares, deliver to the Convertible Preferred Holder in exchange for the Convertible Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Convertible Preferred Shares which is convertible for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of the Convertible Preferred Shares (without regard to any limitations on the conversion of the Convertible Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of the Convertible Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders.

(g)	Calculations. All calculations under this Section 31.8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 31.8, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

(h)	Notice to the Holders.

(i)	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 31.8, the Company shall promptly deliver to each Convertible Preferred Holder by facsimile or email or other electronic communication a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(ii)	Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any share of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preferred Shares, and shall cause to be delivered by email to each Convertible Preferred Holder at its email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their shares of the Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Convertible Preferred Holder, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of the Convertible Preferred Shares (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

31.9	Redemption

(a)	Redemption by the Company. Subject to the provisions of this Section 31.9 and unless prohibited by applicable law governing distributions to shareholders, the Company may, in its sole discretion, redeem all or a portion of the outstanding Convertible Preferred Shares:

(i)	on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to 150% of the Accrued Value;

(ii)	on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to 140% of the Accrued Value;

(iii)	on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to 130% of the Accrued Value;

(iv)	on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 120% of the Accrued Value;

(v)	on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and

(vi)	on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

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If, on the date of such redemption, applicable law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares scheduled to be redeemed, the Company shall be entitled to rateably redeem the maximum number of shares that it may redeem consistent with such law and any Convertible Preferred Shares not so redeemed shall remain outstanding. The Company shall provide written notice (the “Company Notice”) by e-mail and first class mail postage prepaid, to each Convertible Preferred Holder of record (determined at the close of business on the Business Day next preceding the day on which the Company Notice is given) of the Convertible Preferred Shares to be redeemed, at the address last shown on the records of the Company for such Convertible Preferred Holder, notifying such Convertible Preferred Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Convertible Preferred Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Convertible Preferred Holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Company Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Convertible Preferred Holder to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Company Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Convertible Preferred Holder shall remain entitled to convert the Accrued Value of its Convertible Preferred Shares (or any part thereof) during the 15-day period commencing on the date of the Company Notice through the applicable date of redemption.

(b)	Redemption by the Holders.

(i)	Unless prohibited by applicable law governing distribution to shareholders, Convertible Preferred Shares shall be redeemed by the Company at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Company a written notice demanding redemption of all Convertible Preferred Shares (the “Redemption Request”). The 20th day after the date of the Company Notice shall be referred to as the “Redemption Date.” Upon receipt of the Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by British Columbia Business Corporations Act.

(ii)	Following receipt of a Redemption Request, the Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Convertible Preferred Holder of record of Convertible Preferred Shares not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

(A)	the number of Convertible Preferred Shares held by the Convertible Preferred Holder that the Company shall redeem on the Redemption Date;

(B)	the Redemption Date and the Redemption Price;

(C)	the date upon which the Convertible Preferred Holder’s right to convert such shares terminates; and

(D)	for Convertible Preferred Holders of shares in certificated form, that the Convertible Preferred Holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Convertible Preferred Shares to be redeemed.

(iii)	On the Redemption Date, the Company shall redeem the Convertible Preferred Shares owned by each Convertible Preferred Holder. If on the Redemption Date British Columbia law governing distributions to shareholders prevents the Company from redeeming all Convertible Preferred Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(c)	Rights Subsequent to Redemption. Upon the redemption of Convertible Preferred Shares pursuant to Section 31.9(a) or Section 31.9(b), all rights with respect to such Convertible Preferred Shares shall immediately terminate, except with respect to the right of the Convertible Preferred Holders to receive the applicable redemption price with respect to such Convertible Preferred Shares in accordance with Section 31.9(a) or Section 31.9(b), as applicable.

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31.10	Miscellaneous

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Convertible Preferred Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth above the address or email address most recently provided to Convertible Preferred Holders by the Company for purposes of notice hereunder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Convertible Preferred Holder at the e-mail address or address of such Convertible Preferred Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Convertible Preferred Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of these Articles shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the Convertible Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Convertible Preferred Waiver. Any waiver by the Company or a Convertible Preferred Holder of a breach of any provision of these Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Articles or a waiver by any other Convertible Preferred Holders. The failure of the Company or a Convertible Preferred Holder to insist upon strict adherence to any term of these Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Convertible Preferred Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Articles on any other occasion. Any waiver by the Company or a Convertible Preferred Holder must be in writing.

(d)	Severability. If any provision of these Articles is invalid, illegal or unenforceable, the balance of these Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles and shall not be deemed to limit or affect any of the provisions hereof.

(g)	Tax Withholding. The Company and its paying agent shall each be entitled to deduct and withhold from payments and distributions made to the relevant Convertible Preferred Holder in the form of cash or otherwise all amounts that the Company or its paying agent determines it is required to deduct and withhold therefrom under applicable law. In the event that the Company or its paying agent does not have sufficient cash with respect to any Convertible Preferred Holder from deductions or withholding on cash payments otherwise payable to such Holder, the Company and its paying agent shall be entitled to deduct and withhold amounts on deemed payments, including distributions of additional Convertible Preferred Shares in lieu of cash and constructive distributions on the Convertible Preferred Shares, and the Company and its paying agent shall be entitled to satisfy any required deduction or withholding on non-cash payments (including deemed payments) through a sale of a portion of the Convertible Preferred Shares received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Convertible Preferred Shares. All such deducted or withheld amounts shall be treated for purposes of these Articles as having been paid to the Convertible Preferred Holder in respect of which such deduction or withholding was made.

(h)	Tax Treatment. Absent a change in law, Internal Revenue Service practice, a material change in circumstances or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), none of the Convertible Preferred Holders or the Company shall (i) treat the Convertible Preferred Shares (based on their terms as set forth in the Articles) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax purposes, or (ii) take any position on a tax return inconsistent with such treatment.

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ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
CONVERTIBLE PREFERRED SHARES)

The undersigned hereby elects to convert the number of Convertible Preferred Shares (the “Preferred Shares”), indicated below into Common Shares (the “Common Shares”), of General Fusion Inc., a British Columbia corporation (the “Company”), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement. No fee will be charged to the Convertible Preferred Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of Preferred Shares owned prior to Conversion:
Number of Preferred Shares to be Converted:
Accrued Value of Preferred Shares to be Converted:
Number of Common Shares to be Issued:
Applicable Conversion Price:
Number of Preferred Shares subsequent to Conversion:
Address for Delivery:
or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

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Exhibit C

Form of Plan of Arrangement

[Attached]

C-1

Exhibit C
Plan of Arrangement
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (British Columbia)

Article 1
INTERPRETATION

1.1	Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Affected Securities and the SPAC Affected Securities;

“Affected Securityholders” means, collectively, the Company Affected Securityholders and the SPAC Affected Securityholders;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.1(j);

“Amalgamated Company Shares” means the common shares of the Amalgamated Company;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(j);

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, NewCo and SPAC, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Vancouver time) on the Closing Date or such other time as the Company, NewCo and SPAC may agree upon in writing;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement made as of January 21, 2026 by and among the Company, NewCo and SPAC, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Vancouver in British Columbia, Canada (other than a Saturday, Sunday or public holiday in those cities);

“Closing Date” means the date on which this Plan of Arrangement becomes effective, which shall be the same date as the “Closing Date” under the Business Combination Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means General Fusion Inc., a corporation organized under the BCBCA;

“Company A1 Preferred Share” means a Series 1 Class A Preferred Share in the capital of the Company;

“Company A2 Preferred Share” means a Series 2 Class A Preferred Share in the capital of the Company;

“Company A3 Preferred Share” means a Series 3 Class A Preferred Share in the capital of the Company;

“Company A4 Preferred Share” means a Series 4 Class A Preferred Share in the capital of the Company;

“Company A5 Preferred Share” means a Series 5 Class A Preferred Share in the capital of the Company;

“Company A6 Preferred Share” means a Series 6 Class A Preferred Share in the capital of the Company;

“Company A7 Preferred Share” means a Series 7 Class A Preferred Share in the capital of the Company;

“Company A&R Articles” means the notice of articles and articles substantially in the form attached hereto as Schedule A;

“Company Affected Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders;

“Company Arrangement Resolution” means the special resolution of the Company Securityholders approving the Plan of Arrangement which is to be considered at the Company Affected Securityholders Meeting or otherwise approved in writing by the requisite threshold;

“Company B1 Preferred Share” means a Series 1 Class B Preferred Share in the capital of the Company;

“Company B2 Preferred Share” means a Series 2 Class B Preferred Share in the capital of the Company;

“Company B3 Preferred Share” means a Series 3 Class B Preferred Share in the capital of the Company;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares;

“Company Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of the Company;

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Arrangement Effective Time (except for Company Non-Voting Common Shares issued in connection with the PIPE Financing), including the aggregate Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion, except for Company Convertible PIPE Preferred Shares; (b) the aggregate number of Company Common Shares issued under the Company SAFE Conversion; (c) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Options (whether vested or unvested, including Company Options exercised or settled prior to or in connection with the closing of the Arrangement); and (d) the aggregate number of Company Shares issuable upon the exercise of the Company Warrants (whether in or out of the money, including Company Warrants issued prior to or in connection with the closing of the Arrangement, except for Company PIPE Warrants);

“Company Non-Voting Common Shareholders” means, at any time, the holders of Company Non-Voting Common Shares outstanding at such time and “Company Non-Voting Common Shareholder” means any one of them;

“Company Non-Voting Common Shares” means the Class B Non-Voting Common Shares in the capital of the Company;

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them;

“Company Options” means the outstanding options (whether vested or unvested) to purchase Company Voting Common Shares granted pursuant to the Company Plan;

“Company PIPE Warrants” means the Class A voting common share purchase warrants of the Company to be issued in connection with the PIPE Financing;

“Company Plan” means the Amended and Restated Stock Option Plan dated as of November 19, 2024, as amended from time to time;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Company A1 Preferred Shares, Company A2 Preferred Shares, Company A3 Preferred Shares, Company A4 Preferred Shares, Company A5 Preferred Shares, Company A6 Preferred Shares, Company A7 Preferred Shares, Company B1 Preferred Shares, Company B2 Preferred Shares, and Company B3 Preferred Shares;

“Company SAFE Holders” means, at any time, the holders of the Company SAFEs issued and outstanding at such time, and “Company SAFE Holder” means any one of them;

“Company SAFEs” means the outstanding SAFEs (Simple Agreement for Future Equity) issued by the Company;

“Company Securityholders Meeting” means the special meeting of the Company Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution;

“Company Shareholder Allocation” means the SPAC Common Shares to be issued to Company Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreement” means Eighth Amended and Restated Shareholders’ Agreement dates for reference as of August 6, 2025, as amended, restated or replaced from time to time;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares (including, after the closing of the PIPE Financing under Section 3.1(g), the Company Convertible PIPE Preferred Shares), with any one such share bring a “Company Share”;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders to provide a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Allocation;

“Company Voting Common Shareholders” means, at any time, the holders of Company Voting Common Shares outstanding at such time and “Company Voting Common Shareholder” means any one of them;

“Company Voting Common Shares” means the Class A Voting Common Shares in the capital of the Company;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means all warrants to purchase Company Shares;

“Consideration Shares” has the meaning ascribed thereto in Section 3.1(j)(xiv) of this Plan of Arrangement;

“Court” means the Supreme Court of British Columbia;

“Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares or Company Preferred Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Common Shares or Company Preferred Shares;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Agent” means the Person appointed by SPAC in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio for SPAC Common Shares” means the quotient obtained by dividing (a) $600,000,000 by (b) $10, and then dividing that result by (c) the aggregate number of Company Fully Diluted Shares;

“Exchange Ratio for SPAC Earnout Shares’ means (a) in respect of the SPAC Class A Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares, (b) in a respect of the SPAC Class B Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares, and (c) in respect of the SPAC Class C Earnout Shares, the quotient obtained by dividing one-third of 12,500,000 by the aggregate number of Company Fully Diluted Shares;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended by the Court with the consent of SPAC, NewCo and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC, NewCo and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC, NewCo and the Company;

“Lock-Up Agreement” means the lock-up agreement dated [●] among SPAC, the Sponsor and certain holders of SPAC Common Shares;

“NewCo” means 1573562 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“PIPE Financing” means the issuance and/or sale of the Company Convertible PIPE Preferred Shares and the Company PIPE Warrants pursuant to PIPE Subscription Agreements;

“PIPE Investors” means the certain investors who are party to the PIPE Subscription Agreements under which each such investor has each agreed to purchase Company Convertible PIPE Preferred Shares and Company PIPE Warrants;

“PIPE Subscription Agreements” means the subscription agreements entered into among the Company, SPAC, and the PIPE Investors, pursuant to which such investors have agreed to purchase units of the Company at a purchase price of US$10.20 per unit, each such unit comprising one (1) Company Convertible PIPE Preferred Share, and one (1) Company PIPE Warrant exercisable for one (1) SPAC Common Share at the price of US$12.00 per share;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company, NewCo and SPAC, such consent not to be unreasonably withheld, conditioned or delayed;

“Redemption Price” with respect to each SPAC Class A Earnout Share, SPAC Class B Earnout Share, and SPAC Class C Earnout Share, shall be equal to US$0.00000000001 per share;

“SPAC” means Spring Valley Acquisition Corp. III, a corporation continued under the BCBCA;

“SPAC Affected Securities” means, collectively, the SPAC Class A Common Shares, the SPAC Class B Common Shares and SPAC Warrants;

“SPAC Affected Securityholders” means, collectively, the SPAC Class B Common Shareholders, the SPAC Warrant Holders and the SPAC Class A Common Shareholders;

“SPAC Class A Common Shareholders” means, at any time, the holders of SPAC Class A Shares, in each case issued and outstanding at such time and “SPAC Class A Shareholder” means any one of them;

“SPAC Class A Common Shares” means Class A Voting Common Shares in the capital of SPAC;

“SPAC Class A Earnout Shares” means the Class A Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Class B Common Shareholders” means, at any time, the holders of SPAC Class B Shares, in each case issued and outstanding at such time and “SPAC Class B Shareholder” means any one of them;

“SPAC Class B Common Shares” means Class B Voting Common Shares in the capital of SPAC;

“SPAC Class B Earnout Shares” means the Class B Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Class C Earnout Shares” means the Class C Earnout Shares in the capital of SPAC pursuant to the SPAC Closing Articles;

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals of the Business Combination Agreement.

“SPAC Common Shares” means, upon closing of the Arrangement, common shares in the capital of SPAC;

“SPAC Consideration” means the SPAC Common Shares to be issued to SPAC Affected Securityholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“SPAC Convertible PIPE Preferred Shares” means the Convertible Preferred Shares in the capital of SPAC;

“SPAC Earnout Shares” means collectively the SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares;

“SPAC Equity Incentive Plan” means the 2026 Long-Term Incentive Plan to be adopted by SPAC in a form to be mutually agreed between the Company and SPAC;

“SPAC Exchange Options” has the meaning ascribed thereto in Section 3.1(j)(xxiii);

“SPAC Exchange Warrants” has the meaning ascribed thereto in Section 3.1(j)(xxii);

“SPAC PIPE Warrants” has the meaning ascribed thereto in Section 3.1(j)(xxiii);

“SPAC Replacement Warrant” has the meaning ascribed thereto in Section 3.1(i);

“SPAC Shareholders” means, at any time, the holders of SPAC Shares issued and outstanding at such time and “SPAC Shareholder” means any one of them;

“SPAC Shareholders Meeting” means the special meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Plan of Arrangement;

“SPAC Shares” means, collectively, the SPAC Class A Common Shares (or, upon closing of the Arrangement, the SPAC Common Shares) and the SPAC Class B Common Shares;

“SPAC Transmittal Letter” means the letter of transmittal to be provided by SPAC to the SPAC Affected Securityholders to provide a means for the delivery of any certificates representing SPAC Consideration to the Exchange Agent and for instructions to be given by such SPAC Affected Securityholders to the Exchange Agent for the delivery of the SPAC Consideration;

“SPAC Warrant Agreement” means that certain warrant agreement dated September 3, 2025 by and between SPAC and Continental Stock Transfer & Trust Company;

“SPAC Warrant Conversion” has the meaning ascribed thereto in Section 3.1(i);

“SPAC Warrant Holders” means, at any time, the holders of SPAC Warrants outstanding at such time and “SPAC Warrant Holder” means any one of them;

“SPAC Warrants” means the outstanding warrants to purchase SPAC Class A Ordinary Shares (as defined in the Business Combination Agreement) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50;

“Sponsor” means Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company.

“Sponsor Letter” means the letter agreement made as of January 21, 2026 between SPAC and the Sponsor pursuant to which, among other things, (i) SPAC has agreed to issue to Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares on the Closing Date in consideration for the surrender for cancellation by Sponsor of 1,000,000 Class B Common Shares of SPAC held by Sponsor, and (ii) the Sponsor has agreed to (a) vote all of the SPAC Class B Ordinary Shares held by it in favor of each the transaction proposals, and (b) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of 1,250,000 SPAC Class B Common Shares to the investors (and in the amounts) set forth in the Sponsor Letter.

“Tax” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Entity, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

Article 2
BUSINESS COMBINATION AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 288 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, SPAC, NewCo, the Company, the Exchange Agent, and any other Person from and after the Arrangement Effective Time.

Article 3
ARRANGEMENT

3.1	Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Arrangement Effective Time, notwithstanding the terms of the Company Shareholders Agreement, the Company Shareholders Agreement will be terminated and the parties to the Company Shareholders Agreements will cease to have any rights or obligations under the Company Shareholders Agreement;

(b)	at the Arrangement Effective Time, notwithstanding the terms of any side letter, management rights, covenant agreement or similar agreement entered into between the Company and any of the Company Preferred Shareholders on or about the time each such Company Preferred Shareholder purchased Company Preferred Shares or warrants, options, convertible securities or other rights exercisable for, or convertible into, Company Preferred Shares (collectively, the “Investor Letter Agreements”, but excluding, for greater certainty, the Shareholders Agreements), the Investor Letter Agreements will be terminated and the parties to the Investor Letter Agreements will cease to have any rights or obligations under the Investor Letter Agreements;

(c)	at the Arrangement Effective Time, the Company shall amend and restate the Company articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(d)	one minute after the step in Section 3.1(b), subject to Section 6.1, each of the Company Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be deducted and withheld in accordance with Section 5.2), and:

(i)	such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares (including for the purposes of any matter concerning the Company Shares or the Company Shareholders in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Shares as set out in Section 6.1;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of such Company Shares maintained by or on behalf of the Company; and

(iii)	the Company shall be deemed to be the transferee of such Company Shares and shall be entered in the registers of such Company Shares maintained by or on behalf of the Company in respect of the Company Shares.

(e)	one minute after the step in Section 3.1(d):

(i)	each Company Preferred Share held by a Company Preferred Shareholder (other than a Dissenting Shareholder) immediately prior to the Arrangement Effective Time will be converted into and exchanged for one Company Voting Common Share (the “Company Preferred Conversion”);

(ii)	such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(j)); and

(iii)	the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

(f)	one minute after the step in Section 3.1(e):

(i)	each Company SAFE held by a Company SAFE Holder immediately prior to the Arrangement Effective Time will be converted into and exchanged into that number of Company Voting Common Shares equal to the “Purchase Amount” of such SAFE divided by:

(A)	the quotient obtained by dividing (a) $600,000,000 by (b) the aggregate number of Company Fully Diluted Shares; multiplied by

(B)	75%

(the “Company SAFE Conversion”);

(ii)	such Company SAFE Holder will cease to have any rights as the registered holder of Company SAFEs (other than the right to receive the consideration contemplated by Section 3.1(j); and

(iii)	the name of such Company SAFE Holder will be removed as the registered holder of such Company SAFE from the applicable SAFE register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company SAFEs will be cancelled;

(g)	one minute after the steps in Section 3.1(f):

(i)	the PIPE Financing will close in accordance with the terms of the PIPE Subscription Agreements;

(ii)	in connection therewith the Company shall issue to each PIPE Investor that number of Company Convertible PIPE Preferred Shares and Company PIPE Warrants specified in such PIPE Investor’s PIPE Subscription Agreement;

(iii)	in connection therewith and in accordance with the Sponsor Letter, Sponsor will surrender for cancellation 1,000,000 SPAC Class B Common Shares held by Sponsor in consideration for the right to receive the consideration contemplated by Section 3.1(k), and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(k)), the name of Sponsor will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and such SPAC Class B Common Shares will be cancelled; and

(iv)	in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 1,250,000 SPAC Class B Common Shares to the investors (in the amounts) set forth in the Sponsor Letter, and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares, the name of Sponsor will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and the names of such investors will be added as the registered holders of such SPAC Class B Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC Company;

(h)	one minute after the steps in Section 3.1(g):

(i)	each SPAC Class B Common Share held by a SPAC Class B Common Shareholder immediately prior to this step will be converted into and exchanged for one SPAC Class A Common Share (the “SPAC Class B Conversion”);

(ii)	such SPAC Class B Common Shareholder will cease to have any rights as the registered holder of SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(j); and

(iii)	the name of such SPAC Class B Common Shareholder will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC and added as a registered holder of SPAC Class A Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC Company, and such SPAC Class B Common Shares will be cancelled;

(i)	one minute after the steps in Section 3.1(h), each SPAC Warrant held by a SPAC Warrant Holder outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant (a “SPAC Replacement Warrant”) to acquire a number of: (i) prior to the Amalgamation Effective Time, SPAC Class A Common Shares (rounded down to the nearest whole share), or (ii) after the Amalgamation Effective Time, SPAC Common Shares (rounded down to the nearest whole share) in both cases equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, each SPAC Replacement Warrant at a per share exercise price (rounded up to the nearest cent) equal to the per share exercise price for the SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant (the “SPAC Warrant Conversion”);

(j)	one minute after the steps in Section 3.1(i), the Company and NewCo shall amalgamate to continue as one corporate entity (as so amalgamated, the “Amalgamated Company”) with the same effect as if they were amalgamated under section 269 of the BCBCA (the “Amalgamation”), except that the legal existence of Newco will not cease and Newco will survive as more fully described in this Section 3.1(j), but provided that, without limiting the foregoing, the separate legal existence of the Company will cease without the Company being liquidated or wound up, and the Company and NewCo will continue as one corporation, the Amalgamated Company (which will continue the legal existence of Newco), and the property of the Company will become the property of the Amalgamated Company, and on the amalgamation of the Company and NewCo pursuant to this Section 3.1(j):

(i)	the Amalgamated Company shall become capable immediately of exercising the functions of an incorporated company;

(ii)	the name of the Amalgamated Company shall be “General Fusion Technologies Inc.”, as shall be set out in the notice of articles of the Amalgamated Company;

(iii)	the shareholder(s) of the Amalgamated Company shall have the powers and the liability provided in the BCBCA;

(iv)	all of the property, rights and interests of each of the Company and NewCo immediately before the Amalgamation shall become property, rights and interests of the Amalgamated Company by virtue of the Amalgamation, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of the Company or NewCo to the Company;

(v)	all of the liabilities of each of the Company and NewCo immediately before the Amalgamation shall become liabilities of the Amalgamated Company by virtue of the Amalgamation and the Amalgamated Company shall continue to be liable for the obligations of each of the Company and NewCo;

(vi)	any legal proceedings being prosecuted or pending by or against the Company or NewCo are unaffected by the Amalgamation and every such legal proceeding may be prosecuted, or their prosecution may be continued, as the case may be, by or against the Amalgamated Company;

(vii)	any existing cause of action, claim or liability to prosecution against either the Company or NewCo shall be unaffected;

(viii)	a conviction against, or a ruling, order or judgment in favour of or against, either the Company or NewCo may be enforced by or against the Amalgamated Company;

(ix)	the initial directors of the Amalgamated Company shall be [●] with a prescribed address of 2900 – 550 Burrard St., Vancouver, BC V6C 0A3, Canada set out in the notice of articles of the Amalgamated Company

(x)	the notice of articles and articles of the Amalgamated Company shall be the notice of articles and articles of the Company immediately prior to the Amalgamation other than to reflect 3.1(j)(i) and 3.1(j)(ix), and the registered and records office of the Amalgamated Company shall be the registered and records office of the Company immediately prior to the Amalgamation;

(xi)	the articles of SPAC shall be replaced with the SPAC Closing Articles;

(xii)	each SPAC Class A Common Share outstanding immediately prior to the Arrangement Effective Time (including SPAC Class A Common Shares issued pursuant to Section 3.1(h)(i)) shall be exchanged for one fully paid and non-assessable SPAC Common Share;

(xiii)	each NewCo Share outstanding shall be cancelled and the name of the holder of such NewCo Shares, being SPAC, shall be removed from the register of holders of NewCo Shares, and in exchange therefor, each such holder shall receive, and the Amalgamated Company shall issue, for each NewCo Share, one fully paid and non-assessable Amalgamated Company Share and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such NewCo Share in accordance herewith;

(xiv)	each Company Share outstanding (other than such Company Shares as are held by Dissenting Shareholders and transferred to the Company in accordance with Section 3.1(d)) shall be cancelled and the name of the holder(s) of such Company Shares shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and SPAC shall issue:

(A)	for each Company Share that is not a Company Non-Voting Common Share or a Company Convertible PIPE Preferred Share, that number of fully paid and non-assessable SPAC Common Shares equal to one times the Exchange Ratio for SPAC Common Shares ;

(B)	for each Company Share that is not a Company Non-Voting Common Share or a Company Convertible PIPE Preferred Share, that number of fully paid and non-assessable SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares equal to one times the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	for each Company Non-Voting Common Share, one fully paid and non-assessable SPAC Common Share and

(D)	for each Company Convertible PIPE Preferred Shares, one fully paid and non-assessable SPAC Convertible PIPE Preferred Share

(such SPAC Common Shares, SPAC Earnout Share and the SPAC Convertible PIPE Preferred Shares, collectively the “Consideration Shares”) (and, for greater certainty, the holder thereof shall receive no consideration on the Amalgamation other than such Consideration Shares), subject to Article 5 hereof, and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Company Share in accordance herewith;

(xv)	in consideration of the issuance by SPAC of the SPAC Common Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Common Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xvi)	the amount added to the capital of SPAC for the SPAC Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Common Shares (other than the Company Common Shares held by Dissenting Shareholders) immediately prior to the Amalgamation, less the aggregate Redemption Price of the SPAC Earnout Shares comprising the Consideration Shares;

(xvii)	in consideration of the issuance by SPAC of the SPAC Earnout Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Earnout Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xviii)	the amount added to the capital of SPAC for each class of the SPAC Earnout Shares shall be the aggregate Redemption Price of the SPAC Earnout Shares of such class;

(xix)	in consideration of the issuance by SPAC of the SPAC Convertible PIPE Preferred Shares comprising the Consideration Shares pursuant to Section 3.1(j)(xiv), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company Share for each SPAC Convertible PIPE Preferred Share comprising part of the Consideration Shares issued pursuant to Section 3.1(j)(xiv);

(xx)	the amount added to the capital of SPAC for the SPAC Convertible PIPE Preferred Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Convertible PIPE Preferred Shares immediately prior to the Amalgamation;

(xxi)	the amount added to the capital of the Amalgamated Company for the Amalgamated Company Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares (other than the Company Shares held by Dissenting Shareholders) immediately prior to the Amalgamation;

(xxii)	each Company Warrant (other than a Company PIPE Warrant) outstanding immediately prior to the Arrangement Effective Time shall be exchanged for, collectively:

(A)	a warrant to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)	a warrant to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	a warrant to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)	a warrant to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Common Shares subject to the applicable Company Warrant multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Warrants”), each at a per share exercise price (rounded up to the nearest cent) equal to:

(E)	in the case of a SPAC Exchange Warrant to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Common Shares subject to the applicable Company Warrant, divided by (y) the Exchange Ratio for SPAC Common Shares; and

(F)	in the case of a SPAC Exchange Warrant to acquire a class of SPAC Earnout Shares, $0.01,

in each case, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price to the nearest whole cent;

(xxiii)	each Company PIPE Warrant outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest cent) equal to US$12.00 (each, as “SPAC PIPE Warrant”);

(xxiv)	each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for, collectively:

(A)	an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio for SPAC Common Shares;

(B)	an option to acquire a number of SPAC Class A Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares;

(C)	an option to acquire a number of SPAC Class B Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares; and

(D)	an option to acquire a number of SPAC Class C Earnout Shares (rounded down to the nearest whole share) equal to (1) the number of Company Voting Common Shares subject to the applicable Company Option multiplied by (2) the applicable Exchange Ratio for SPAC Earnout Shares

(collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to:

(E)	in the case of a SPAC Exchange Option to acquire SPAC Common Shares, the quotient of (x) the per share exercise price for the Company Voting Common Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio for SPAC Common Shares; and

(F)	in the case of a SPAC Exchange Option to acquire a class of SPAC Earnout Shares, $0.01,

in each case, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for SPAC Exchange Options described in this Section 3.1(j)(xxiv). Notwithstanding this Section 3.1(j)(xxiv), if it is determined in good faith that the excess of the aggregate fair market value of the SPAC Common Shares and SPAC Earnout Shares subject to a SPAC Exchange Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the SPAC Exchange Option (such excess referred to herein as the “In the Money Amount” of the SPAC Exchange Option) would otherwise exceed the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the SPAC Exchange Options were issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise prices under the SPAC Exchange Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the SPAC Exchange Options do not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and (except as specifically provided above), following such time, each SPAC Exchange Option will, mutatis mutandis, be governed by the terms of the SPAC Equity Incentive Plan, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) SPAC’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each SPAC Exchange Option; and (y) each SPAC Exchange Option will be subject to administrative procedures consistent with those in effect under the SPAC Equity Incentive Plan;

(k)	one minute after the steps in Section 3.1(j), in consideration for the surrender of 1,000,000 SPAC Class B Common Shares held by Sponsor as contemplated by Section 3.1(g), SPAC shall issue to the Sponsor 333,334 SPAC Class A Earnout Shares, 333,333 SPAC Class B Earnout Shares and 333,333 SPAC Class C Earnout Shares in accordance with the terms of the Sponsor Letter, and the name of Sponsor will be added as the registered holder of such SPAC Class A Earnout Shares, SPAC Class B Earnout Shares, and SPAC Class C Earnout Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC;

(l)	one minute after the steps in Section 3.1(k), SPAC, the Sponsor and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation, shall be deemed to be parties to the Lock-Up Agreement as if they had executed such agreement; and

(m)	one minute after the step in Section 3.1(l), each SPAC Class A Common Share issued and outstanding immediately prior to the Amalgamation Effective Time with respect to which a holder of SPAC Class A Common Shares has validly exercised its redemption rights pursuant to the SPAC articles effective immediately prior to the Amalgamation Effective Time shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such holder’s redemption rights.

The transactions provided for in this Section 3.1 will be deemed to occur on the Closing Date notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Voting Common Shares, Company Convertible PIPE Preferred Shares, SPAC Convertible PIPE Preferred Shares, SPAC Class A Common Shares, SPAC Common Shares (including those issuable upon conversion of SPAC Convertible PIPE Preferred Shares and exercise of SPAC Exchange Warrants and SPAC PIPE Warrants) and SPAC Earnout Shares shall be issued as fully paid and non- assessable.

Article 4
CERTIFICATES AND PAYMENT

4.1	On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders and the SAFE Holders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders and SAFE Holders, pursuant to Sections 3.1(e) and 3.1(f), respectively.

4.2	On or prior to the Business Day preceding the Arrangement Effective Time, SPAC will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders pursuant to Section 3.1(j)(xiv), the SPAC Affected Securityholders entitled to receive SPAC Class A Common Shares and SPAC Replacement Warrants pursuant to Sections 3.1(h) and 3.1(i), and the SPAC Affected Securityholders entitled to receive SPAC Common Shares pursuant to Section 3.1(j)(xii), certificates representing, or evidence in book-entry form of, the Company Shareholder Allocation and the SPAC Consideration.

4.3	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Sections 4.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders and to SAFE Holders pursuant to Section 3.1(e) and 3.1(f), respectively, and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Allocation to which they are entitled in accordance with this Plan of Arrangement.

4.4	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, SPAC will be fully and completely discharged from its obligation to pay: (a) the Company Shareholder Allocation to the Company Shareholders, and (b) the SPAC Consideration to the SPAC Affected Securityholders and the rights of such holders will be limited to receiving, from the Exchange Agent, the SPAC Common Shares to which they are entitled in accordance with this Plan of Arrangement.

4.5	Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Exchange Agent, the Amalgamated Company or SPAC reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, the Amalgamated Company or SPAC reasonably require.

4.6	Until such time as a SPAC Affected Securityholder deposits with the Exchange Agent a duly completed SPAC Transmittal Letter, documents, certificates and instruments contemplated by the SPAC Transmittal Letter and such other documents and instruments as the Exchange Agent or SPAC reasonably require, the payment or delivery to which such SPAC Affected Securityholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such SPAC Affected Securityholder, as applicable, for delivery to such SPAC Affected Securityholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the SPAC Transmittal Letter, documents, certificates and instruments contemplated by the SPAC Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent or SPAC reasonably require.

4.7	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Amalgamated Company or SPAC may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the SPAC Common Shares that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.8	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more SPAC Affected Securities, a duly completed and executed SPAC Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, SPAC may reasonably require, the holder of such surrendered certificate, or the deliverer of such SPAC Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the SPAC Common Shares that such SPAC Affected Securityholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.9	If any former Company Shareholder or SPAC Affected Securityholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or SPAC Affected Securityholder, as applicable, to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, (i) any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to SPAC or its successors for no consideration, and (ii) any certificate representing such Company Shares, SPAC Shares or SPAC Warrants formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to SPAC and will be cancelled. None of the Company, SPAC or NewCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, SPAC or NewCo or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.10	After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Shares or one or more SPAC Affected Securities will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the SPAC Common Shares that such Company Shareholder or SPAC Affected Securityholder, as applicable, is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.2.

4.11	If any certificate or other evidence of securities that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or SPAC Affected Securities that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Company Common Shares or SPAC Common Shares, as applicable, that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or SPAC Transmittal Letter, subject to Section 4.12.

4.12	When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to SPAC and the Exchange Agent in such sum as SPAC and the Exchange Agent may direct or otherwise indemnify the Amalgamated Company, SPAC and the Exchange Agent in a manner satisfactory to the Amalgamated Company, SPAC, and the Exchange Agent against any claim that may be made against the Amalgamated Company, SPAC, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.13	In no event will any Person be entitled to a fractional SPAC Common Share or Company Common Shares. Where the aggregate number of SPAC Common Shares or Company Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a SPAC Common Share or Company Common Share being issuable, the number of SPAC Common Shares or Company Common Shares to be received by such Person will be rounded down to the nearest whole SPAC Common Share or Company Common Share, and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

Article 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

5.1	From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, SPAC, NewCo, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2	Notwithstanding anything in this Plan of Arrangement to the contrary, the Amalgamated Company, SPAC and the Exchange Agent will each be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement or the Business Combination Agreement such Taxes and other amounts as are required to be deducted and withheld therefrom under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid or delivered to the Person in respect of which such deduction and withholding was made.

Article 6
DISSENT RIGHTS

6.1	Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, provided that registered Company Shareholders who exercise such Dissent Rights and who:

(a)	are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(d)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.2) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares, and they shall be deemed to have transferred their Company Shares to the Company for cancellation at the time indicated in Section 3.1(d), notwithstanding the provisions of Division 2 of Part 8 of the BCBCA; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Sections 3.1(e) and 3.1(j) and shall be recognized as Company Shareholders prior to the completion of the transactions in Sections 3.1(e) and 3.1(j), as applicable, (subject to any amounts withheld pursuant to Section 5.2) and otherwise under the Arrangement that such Company Shareholder would have received pursuant to the Arrangement if such Company Shareholder had not exercised Dissent Rights; provided, however, that in no case shall the Amalgamated Company, NewCo, the Company, SPAC, the Exchange Agent or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time indicated in Section 3.1(d) and as of the Effective Time, the names of each Company Shareholders that have exercised their Dissent Rights shall be removed from the register of holders of Company Shares maintained by or on behalf of Company in respect of the Company Shares. The Company may assign to SPAC, and SPAC may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For clarity: (i) no beneficial holder of Company Shares shall be entitled to Dissent Rights in respect of such Company Shares in respect of the Arrangement; (ii) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (iii) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; (iv) no holder of Company SAFEs shall be entitled to Dissent Rights in respect of any such Company SAFEs and (v) in addition to any other restrictions in Division 2 of Part 8 of the BCBCA, no person who has voted Company Shares, or instructed any proxyholder to vote such person’s Company Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 7
AMENDMENTS

7.1	The Company, NewCo and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, NewCo and SPAC, each acting reasonably, (iii) be filed with the Court and, if made following the approval of the Company Arrangement Resolution, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, NewCo or SPAC at any time prior to the approval of the Company Arrangement Resolution (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the SPAC Shareholders Meeting or Company Securityholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the approval of the Company Arrangement Resolution will be effective only if (i) it is consented to in writing by each of the Company, NewCo and SPAC (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date by SPAC, provided that it concerns a matter which, in the reasonable opinion of SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Article 9
U.S. TAX LAW MATTERS

9.1	For U.S. federal and applicable state and local income tax purposes, it is intended that (i) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (ii) the Company Preferred Share Conversion, the Company SAFE Conversion and the Amalgamation qualify as a “reorganization” withing the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iii) this Plan of Arrangement, together with the Business Combination Agreement of which it forms a part, be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (iv) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)).

SCHEDULE A

Company A&R Articles

[Attached]

Exhibit D

FORM OF REGISTRATION RIGHTS AGREEMENT

[See Exhibit 10.3]

D-1